QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CAPSTONE TURBINE CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

July     , 2015

Dear Capstone Turbine Stockholder:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Capstone Turbine Corporation (the "Company") to be held at the Company's corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311 on August 27, 2015, at 10:00 a.m., Pacific Time. We look forward to meeting you and discussing the accomplishments of the Company for the fiscal year ended March 31, 2015.

        Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2015 Annual Report to Stockholders. The Notice of Internet Availability contains instructions on how stockholders can access the documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2015 Annual Report to Stockholders and a proxy card.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to vote by proxy as soon as possible over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

Darren R. Jamison President and Chief Executive Officer

Chatsworth, California

YOUR VOTE IS IMPORTANT

PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE
MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY
AS POSSIBLE.

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 27, 2015

        The Capstone Turbine Corporation (the "Company" or "Capstone") 2015 Annual Meeting of Stockholders (the "Annual Meeting") will be held at the Company's corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311, on August 27, 2015, at 10:00 a.m., Pacific Time, for the following purposes:

  1.
  To elect eight members to Capstone's Board of Directors to serve until the next annual meeting or until their successors have been elected and qualified;

  2.
  To approve an amendment to Capstone's Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding shares of Common Stock by a ratio in the range of 1-for-5 and 1-for-20, as determined in the sole discretion of our Board of Directors;

  3.
  To approve an amendment to the Capstone Turbine Corporation 2000 Equity Incentive Plan;

  4.
  To hold a non-binding advisory vote on executive compensation;

  5.
  To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016; and

  6.
  To transact any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.

        The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 1, 2015 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

        Whether or not you plan to attend the Annual Meeting, please vote over the Internet or by telephone as instructed in these materials or complete, sign, date and return a proxy card promptly. The proxy is being solicited on behalf of the Board of Directors of Capstone for use at the Annual Meeting.

        Please note that space limitations make it necessary to limit attendance at the Annual Meeting to stockholders. Registration will begin at 8:30 a.m. and the Annual Meeting will begin at 10:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

        Directions to the Company's corporate offices can be obtained by contacting the Company at (818) 734-5300.

By Order of the Board of Directors,

Clarice Hovsepian Secretary

Chatsworth, California
July     , 2015

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

PROXY STATEMENT

For Annual Meeting Of Stockholders
To Be Held August 27, 2015

Information About the 2015 Annual Meeting

        This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Capstone Turbine Corporation (the "Company" or "Capstone") from holders of issued and outstanding shares of Common Stock, par value $.001 per share ("Common Stock"), to be voted at the 2015 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Company's corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311, on August 27, 2015, at 10:00 a.m., Pacific Time, for the purposes set forth in the accompanying notice and herein, and any adjournments or postponements thereof.

        A copy of Capstone's 2015 Annual Report to Stockholders (the "2015 Annual Report") and the Proxy Statement and accompanying proxy card were first mailed or made available to stockholders on or about July     , 2015. The 2015 Annual Report includes Capstone's audited consolidated financial statements.

        The Company will provide a listen-only live audio webcast of the Annual Meeting. The listen-only live audio webcast will be available via the Company's website under www.capstoneturbine.com/investor. A replay of the webcast will be available on the website following the live event for 30 days.

Voting Procedures

        If you were a stockholder of record of the Company's Common Stock at the close of business on July 1, 2015, you are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 330,698,612 shares of Common Stock were outstanding.

        Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the instructions given. Where no instructions are given, subject to the requirements described below, such proxies will be voted: FOR the election as directors of the nominees listed in this Proxy Statement; FOR the approval of an amendment to Capstone's Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding shares of Common Stock by a ratio in the range of 1-for-5 and 1-for-20, as determined in the sole discretion of our Board of Directors; FOR the approval of an amendment to the Company's 2000 Equity Incentive Plan; FOR the approval of the compensation of our Named Executive Officers (as described in the "Compensation Discussion and Analysis" section of this Proxy Statement); and FOR the ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2016. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote on the action according to their best judgment. Each stockholder of record on July 1, 2015 is entitled to one vote for each share of Common Stock held by such stockholder on that date. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of our Common Stock eligible to be voted on the record date.

        Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, and abstentions, but not broker non-votes, as to particular proposals will be treated as shares entitled to vote. A broker non-vote occurs when a broker holding shares for a beneficial holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain matters (such as Proposals 2 and 5), but it is not permitted to use discretion and vote your shares on other matters (such as Proposals 1, 3 and 4). We urge you to give voting instructions to your broker on all five proposals. Broker non-votes will have no direct impact on any proposal except with respect to Proposal 2, which requires the approval of the majority of shares of Common Stock issued and outstanding, in which case broker non-votes will have the same effect as a vote against the proposal. Concerning the election of directors, you may: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. For Proposals 2, 3, 4 and 5, abstentions will have the same effect as a vote against these proposals. For Proposal 1, abstentions will have no effect on the outcome of the vote.

        You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (i) delivering written notice of revocation to the Secretary of Capstone at our address above; (ii) submitting a later dated proxy; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

Voting Electronically via the Internet or by Telephone

        Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner you may direct how your shares are voted without attending the Annual Meeting. Stockholders are encouraged to vote their proxies by Internet, by telephone or by completing, signing, dating and returning a proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return a proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods.

Solicitation of Proxies

        We will pay the expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies. In addition, we have retained [                            ] to assist in the solicitation. We will pay [                            ] approximately $[        ] for their assistance in the solicitation of proxies. Our directors, officers or employees may solicit proxies by mail, e-mail, telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts.

Proposals of Stockholders for the 2016 Annual Meeting of Stockholders

        Stockholder proposals or nominations for directors intended to be presented at the 2016 annual meeting of stockholders (the "2016 Annual Meeting") must be in writing and received at Capstone's executive offices no later than the date listed below and must comply with Capstone's bylaws and the proxy rules of the Securities and Exchange Commission (the "SEC"). If appropriate notice of a stockholder proposal is not received at Capstone's executive offices prior to the close of business on March     , 2016, the proposal will be deemed untimely. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's bylaws, an untimely proposal will not be included in the Company's proxy statement or proxy card for the 2016 Annual Meeting and cannot be brought before the 2016 Annual Meeting by the proponent.

        In addition to stockholder nominations made in accordance with the procedures described above, Capstone's Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates for election to the Board of Directors if such recommendations are submitted by the date and in accordance with the policies described in the "Director Recommendation and Nomination Process" section elsewhere in this Proxy Statement.

The date of this Proxy Statement is July     , 2015.

 PROPOSAL 1
ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

        Capstone's Board of Directors currently consists of nine members, eight of whom the Company proposes for re-election at the Annual Meeting. John V. Jaggers, a director since 1993, will be retiring at the Annual Meeting. Mr. Jaggers has indicated his willingness to continue to serve the Company as a consultant on strategic matters, if so requested.

        The Nominating and Corporate Governance Committee has been engaged in a formal search process for Mr. Jaggers' replacement for the past several months and is targeting candidates with specific work experience. The committee had hoped to find a replacement candidate to nominate for election at the Annual Meeting, but it has yet to find the right candidate. The committee expects to nominate a replacement candidate to the Board for election during the current fiscal year. If the committee is successful in doing so, the new director would serve until the 2016 annual meeting of stockholders.

        Each of the nominees possesses unique qualifications, skills and attributes that complement the performance of the full Board of Directors. The experiences that each has obtained from their respective professional backgrounds have qualified them to serve on Capstone's Board of Directors. Each of the nominees has been evaluated and recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

        The proxies cannot vote for a greater number of persons than the number of nominees named. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company does not expect that any nominee will be unable or decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until the director's successor has been elected and qualified, or the earlier of the director's resignation or removal. The table and text below set forth information about each nominee as of July 1, 2015.

Nominees	Age	Director Since
Gary D. Simon(1)	66	2005
Richard K. Atkinson	64	2005
Darren R. Jamison	49	2006
Noam Lotan	63	2005
Gary J. Mayo	61	2007
Eliot G. Protsch	62	2002
Holly A. Van Deursen	56	2007
Darrell J. Wilk	70	2006

(1)
Chairman of the Board of Directors.

        Gary D. Simon.    Mr. Simon has been a director since August 2005 and has served as Chairman of the Board of Directors since August 2010. Mr. Simon has served as the President of Sigma Energy Group, a clean energy investment and business development firm, since October 2003. He has also served as the Chairman of CleanStart, a business accelerator associated with the nonprofit Sacramento Regional Technology Alliance, since October 2005. Since 2003 he has served on the Board of Directors of SmartPower, a non-profit green energy marketing organization, and as Chairman since 2011. Previously, Mr. Simon served as the Chairman, President and Chief Executive Officer of Acumentrics Corporation ("Acumentrics"), a privately held manufacturer of innovative power supply equipment. He continued to serve as a member of the Acumentrics board of directors and then was reappointed Chief Executive Officer in April 2014. Since July 2006, Mr. Simon has been a limited partner in Velocity

Venture Capital and a director of Jadoo Power, a privately held manufacturer of small (less than 1,000 watt) portable power generators and solar hot water heaters. Since January 2014, he has been a director of Oorja Fuel Cells, a privately held manufacturer of small (less than 5,000 watt) portable methanol-fueled power generators. Mr. Simon has served as a consultant to several start-up businesses involved with clean energy technologies and as an advisor to the Connecticut and Massachusetts clean energy funds. Mr. Simon has served as Senior Vice President, Strategy and Development at Northeast Utilities (NYSE: NU) and as a member of the Board of Directors of Northeast Optic Network, a public company that operated a high speed fiber optic network from Boston to Washington, D.C. Mr. Simon holds a Bachelor of Arts degree in Microbiology from Indiana University and a Master of Science degree in Ecology from the University of California, Davis.

        Mr. Simon brings to the Board of Directors substantial executive and governance experience along with expertise in marketing, sales, management consulting and raising capital in both public and private markets. Mr. Simon also assists the Board of Directors in the areas of strategy and corporate governance.

        Richard K. Atkinson.    Mr. Atkinson has been a director since December 2005. Mr. Atkinson served as Chief Financial Officer of Gradient Resources, a company engaged in the exploration and development of geothermal resources as well as the construction, ownership and operation of geothermal power plants, from May 2010 through March 2014. Mr. Atkinson was formerly Senior Vice President and Chief Financial Officer of US BioEnergy Corporation (Nasdaq: USBE), a company that built and operated large, efficient ethanol plants. He previously served in the positions of Vice President, Chief Financial Officer and Corporate Secretary of Pope & Talbot, a wood and pulp products business. Before joining Pope & Talbot, Mr. Atkinson worked for Sierra Pacific Resources as its Vice President and Chief Financial Officer. Mr. Atkinson received his Bachelor of Science degree from the University of Oregon and his Master of Business Administration degree from the University of Nevada, Reno.

        Among his other skills and expertise, Mr. Atkinson's financial expertise, decades of experience in corporate governance and ongoing executive experience aid the Board of Directors in matters of finance, accounting and risk management.

        Darren R. Jamison.    Mr. Jamison joined Capstone in December 2006 as President and Chief Executive Officer and has been a director since December 2006. Mr. Jamison joined Capstone from Northern Power Systems, Inc., a company that designs, manufactures and sells wind turbines into the global marketplace, where he served as President and Chief Operating Officer and Executive Vice President of Operations. Prior to joining Northern Power Systems, Inc., Mr. Jamison was Vice President and General Manager of Distributed Energy Solutions for Stewart & Stevenson Services, Inc., a leading designer, manufacturer and marketer of specialized engine-driven power generation equipment to the oil and gas, renewable and energy efficiency markets. He holds a Bachelor of Arts degree in Business Administration and Finance from Seattle University.

        Among his other skills and expertise, Mr. Jamison brings to the Board of Directors his unique perspective as President and Chief Executive Officer of the Company and substantial executive and industry experience within the Company's major market verticals.

        Noam Lotan.    Mr. Lotan has been a director since June 2005. Mr. Lotan is the President, Chief Executive Officer and a director of Resonate Industries, a development stage company in the clean energy sector. He has held his position since November 2010. Prior to Resonate, Mr. Lotan served as Chief Executive Officer and a director of MRV Communications, Inc. (Nasdaq: MRVC), a global supplier of optical communications solutions to the telecommunications industry. Mr. Lotan also served as President and Chief Financial Officer of MRV. Mr. Lotan served as a Director of the European Operations of Fibronics International Inc., a manufacturer of fiber optic communication networks

(Nasdaq: FBRX) and as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and the Hewlett-Packard Company. Mr. Lotan served as an officer in the Israeli Defense Forces. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from Technion, the Israel Institute of Technology, and a Master's of Business Administration degree from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

        Among his other skills and expertise, Mr. Lotan brings to the Board of Directors decades of executive experience with a publicly traded technology company and a unique perspective on the Asian and European markets.

        Gary J. Mayo.    Mr. Mayo has been a director since October 2007. He is the Founding Principal of Sustainability Excellence Associates, LLC, a consulting firm specializing in strategic planning for sustainability and environmental strategy development. He is also Chief Operating Officer and a Founding Director of Education Resource Strategies, Inc., a privately held company that provides web-based marketing services to educational institutions. Mr. Mayo is the former Vice President of Corporate Sustainability Strategies in the Energy and Environmental Services Division of MGM Resorts International (NYSE: MGM), one of the world's leading global hospitality companies. Mr. Mayo also held a number of senior leadership positions with Ford Motor Company (NYSE: F) and its spun-off subsidiary Visteon Corporation (NYSE: VC), including Director of the Distributed Power Generation Strategic Business Unit and Global Director of Corporate Responsibility and Government Affairs. Mr. Mayo holds a Bachelor of Science degree in Marketing from C.W. Post College of Long Island University and a Master of Business Administration degree from the Fuqua School of Business at Duke University. He also successfully completed the UCLA Anderson Graduate School of Management, Director Education and Certification Program in May 2009.

        Mr. Mayo brings to the Board of Directors more than a decade of expertise in strategic planning and the development of complex corporate initiatives along with extensive experience in sustainability and environmental issues, as well as distributed power generation, sales, marketing, operations management and government affairs.

        Eliot G. Protsch.    Mr. Protsch has been a director since April 2002 and served as Chairman of the Board of Directors from October 2002 through August 2010. Mr. Protsch served as Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President Energy Delivery of Alliant Energy Corporation (NYSE: LNT), an energy holding company, and President of Interstate Power and Light Company, a subsidiary of Alliant. Mr. Protsch currently serves on the Board of Directors for American Family Insurance, Universal Acoustic and Emissions Technologies and Green Companies, Inc.. Mr. Protsch is an active angel investor in energy technology and is President of Wapsie Investment and Advisory, LLC; a personal investment and advisory vehicle specializing in energy technology investments and advisory services. He received his Master of Business Administration degree and his Bachelor of Business Administration degree in Economics and Finance from the University of South Dakota. Mr. Protsch is a Chartered Financial Analyst.

        Mr. Protsch brings to the Board of Directors his unique perspective as a former executive officer of a utilities company, financial expertise and insight into sales, marketing and corporate governance.

        Holly A. Van Deursen.    Ms. Van Deursen has been a director since October 2007. Ms. Van Deursen has served as a director for Actuant Corporation (NYSE: ATU) since 2008, Bemis Company, Inc. (NYSE: BMS) since 2008, Anson Industries (private) since 2006 and Petroleum Geo-Services (OSE: PGS) since 2006. Prior to her current roles, Ms. Van Deursen was employed by BP plc/Amoco Corporation and served on the Top-Forty Executive Team as Group Vice President, Petrochemicals and Group Vice President, Strategy. Ms. Van Deursen received her Bachelor of Science degree in Chemical Engineering from the University of Kansas and her Master of Business Administration degree from the University of Michigan.

        Among her other skills and expertise, Ms. Van Deursen brings to the Board of Directors decades of experience in the energy and chemical industries, a unique perspective on the Asian and European markets and substantial experience in strategic and annual planning, corporate governance and risk management. In addition, her diverse experience on other boards of both public and private companies is of significant benefit to the Company.

        Darrell J. Wilk.    Mr. Wilk has been a director since June 2006. Mr. Wilk has been President of Ace Label Systems, a company that manufactures custom prime and durable labels, since 2007. Mr. Wilk has taught an executive sales seminar at the University of Wisconsin—Madison since 2005. Previously, Mr. Wilk was a Strategic Planning and Marketing Instructor at Concordia University and Argosy University. Mr. Wilk was Vice President and Director of Sales and Marketing Worldwide for the Electronics Components Division of ITT Industries (NYSE: ITT), a global engineering and manufacturing company. Mr. Wilk also held the position of Vice President and Director of Marketing and Sales Worldwide for the Switch Products division of ITT Industries. Mr. Wilk served in sales and marketing manager roles at 3M Company (NYSE: MMM), a diversified technology company, and as Application Engineer of North America. Mr. Wilk holds a Bachelor of Science degree in Physics from Loyola University of Chicago and a Master of Business Administration degree from the University of Detroit.

        Mr. Wilk's substantial executive experience and expertise in sales and marketing provide a unique perspective to the Board of Directors.

Required Vote for Approval; Recommendation of the Board of Directors

        Assuming the presence of a quorum, the eight nominees for director receiving the highest number of votes will be elected to Capstone's Board of Directors. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading "Voting Procedures."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE CANDIDATES NOMINATED BY THE BOARD OF DIRECTORS.

 PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S SECOND
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, AS
DETERMINED IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS

Summary

        Our Board of Directors has unanimously approved a proposal to effect a reverse stock split of all of our outstanding shares of Common Stock by a ratio in the range of 1-for-5 and 1-for-20. The proposal provides that our Board of Directors shall have sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the Company's best interest, whether or not to effect the reverse stock split. Should the Board of Directors proceed with a reverse stock split, the exact ratio shall be set at a whole number within the above range as determined by our Board of Directors in its sole discretion. Our Board of Directors believes that the availability of alternative reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining whether to implement the reverse stock split following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

  •
  our ability to have our shares of Common Stock remain listed on Nasdaq;

  •
  the historical trading price and trading volume of our Common Stock;

  •
  the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse stock split on the trading market for our Common Stock;

  •
  the impact of the reverse stock split on our ability to obtain additional financing; and

  •
  prevailing general market and economic conditions.

        If the Board of Directors determines that effecting the reverse stock split is in our best interest, the reverse stock split will become effective upon filing of an amendment to our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware. The amendment filed thereby will set forth the number of shares to be combined into one share of our Common Stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as such stockholder holds immediately prior to the reverse stock split.

        Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

        The text of the form of amendment to the Certificate of Incorporation, which would be filed with the Secretary of State of the State of Delaware to effect the reverse stock split, is set forth in Appendix A to this proxy statement. The text of the form of amendment accompanying this proxy statement is, however, subject to change to reflect the exact ratio for the reverse stock split and any changes that may be required by the office of the Secretary of State of the State of Delaware or that the Board of Directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the reverse stock split.

        Our Board of Directors believes that approval of the amendment to the Certificate of Incorporation to effect the reverse stock split is in the best interests of the Company and our stockholders and has unanimously recommended that the proposed amendment be presented to our stockholders for approval.

Effective Date

        If the proposed amendment to the Certificate of Incorporation to give effect to the reverse stock split is approved at the Annual Meeting and the Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective as of 4:30 p.m. Eastern Standard Time on the effective date of the certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which we would expect to be the date of filing. We refer to this time and date as the "Effective Date." Except as explained below with respect to fractional shares, each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the exchange ratio within the approved range determined by the Board of Directors.

Purpose of the Reverse Stock Split

        The Board of Directors believes that a reverse stock split is desirable for three reasons. First, the Board of Directors believes that a reverse stock split will likely be necessary to maintain the listing of our Common Stock on the Nasdaq Capital Market. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock. Third, the Board of Directors believes that it will further facilitate potential future financings.

        Maintain our listing on the Nasdaq Capital Market.    Our Common Stock is traded on the Nasdaq Capital Market. On December 19, 2014, the Company was notified by Nasdaq that it no longer satisfied the minimum bid price requirement for continued listing of $1.00 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). In anticipation of not meeting the minimum bid price requirement by the end of its initial 180-day grace period, which ended on June 17, 2015, the Company applied to transfer the listing of its stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company's Common Stock was approved for listing on the Nasdaq Capital Market and has been traded on that market since June 22, 2015. The transfer provided the Company with an additional 180-day grace period to regain compliance with Nasdaq's minimum bid price requirement. In order to regain compliance, the minimum bid price per share of Common Stock must be at least $1.00 for at least ten consecutive business days during the 180-day grace period, which will end on December 14, 2015. If the Company fails to regain compliance during this second grace period, our Common Stock will be subject to delisting by Nasdaq. The Company has provided written notice to Nasdaq of its intention to cure the minimum bid price deficiency during the second grace period by effecting a reverse stock split.

        The Board of Directors has considered the potential harm to the Company and its stockholders should Nasdaq delist our Common Stock from the Nasdaq Capital Market. Delisting could adversely affect the liquidity of our Common Stock because alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock because of difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. The Board of Directors believes that a reverse stock split is a potentially effective means for us to maintain compliance with the rules of Nasdaq and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from the Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

        Improve the marketability and liquidity of the Common Stock.    We also believe that the increased market price of our Common Stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our Common Stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split.

        Facilitate Potential Future Financings.    By preserving our Nasdaq Capital Market listing, we can continue to consider and pursue a wide range of future financing options to support our business. We believe being listed on a national securities exchange, such as the Nasdaq Capital Market, is valued highly by many long-term investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.

        For the above reasons, we believe that providing the Board of Directors with the ability to effect the reverse stock split will help us regain and maintain compliance with the Nasdaq listing requirements and could improve the marketability and liquidity of our Common Stock and is therefore in the best interests of the Company and our stockholders. However, the Board of Directors reserves its right to abandon the reverse stock split if it determines, in its sole discretion, that it would no longer be in our and our stockholders' best interests.

Risks of the Proposed Reverse Stock Split

        We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with the rules of Nasdaq.    The Board of Directors expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum closing bid price requirement and maintain our listing on the Nasdaq Capital Market, the $1.00 closing bid price must be maintained for a minimum of ten consecutive business days. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following factors: (1) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (2) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (3) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (4) the trend of the stock price. Accordingly, we cannot assure you that we will be able to maintain our Nasdaq listing after the reverse stock split is effected or that the market price per share after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.

        It is possible that the per share price of our Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, and the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Common Stock may decrease because of factors unrelated to the stock split. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our Common Stock remains in excess of $1.00 per share, we may be delisted because of a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum stockholder's equity, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders.

        The proposed reverse stock split may decrease the liquidity of our stock.    The liquidity of our Common Stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. In addition, the proposed amendment to the Certificate of Incorporation does not decrease the number of authorized shares of our Common Stock, and investors might consider the resulting increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to complete successfully. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Principal Effects of the Reverse Stock Split

        Common Stock.    If this proposal is approved by the stockholders at the Annual Meeting and the Board of Directors determines to effect the reverse stock split and thus amend the Certificate of Incorporation, the Company will file a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. Each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the exchange ratio within the approved range determined by the Board of Directors. In addition, proportional adjustments will be made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options.

        Because the reverse stock split would apply to all issued shares of our Common Stock, the proposed reverse stock split would not alter the relative rights and preferences of existing stockholders nor affect any stockholder's proportionate equity interest in the Company (except for the effect of eliminating fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the reverse stock split will continue to hold 2% of the voting power of the outstanding shares of our Common Stock immediately after the reverse stock split. Moreover, the number of stockholders of record will not be affected by the reverse stock split.

        Effect on Outstanding Stock Options and Restricted Stock Units.    Under the terms of the Incentive Plan, the Compensation Committee will make appropriate adjustments to outstanding awards to reflect the effect of the reverse stock split. Appropriate adjustments will also be made to the maximum number of shares that may be issued under the Incentive Plan. This includes new shares that are proposed under Proposal 3, requesting approval of an amendment to increase the number of shares available under the Incentive Plan.

        Listing.    Our shares of Common Stock currently trade on the Nasdaq Capital Market. The reverse stock split will not directly affect the listing of our Common Stock on the Nasdaq Capital Market, although we believe that a reverse stock split could potentially increase our stock price, facilitating compliance with Nasdaq's minimum bid price listing requirement. Following the reverse stock split, our Common Stock will continue to be listed on the Nasdaq Capital Market under the symbol "CPST," although our Common Stock would have a new committee on uniform securities identification procedures ("CUSIP") number, a number used to identify our Common Stock.

        "Public Company" Status.    Our Common Stock is currently registered under Section 12(b) and 12(g) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect our status as a reporting company or this registration under the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934.

        Odd Lot Transactions.    It is likely that some of our stockholders will own "odd-lots" of less than 100 shares following a reverse stock split. A purchase or sale of less than 100 shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers, and generally may be more difficult than a "round lot" sale. Therefore, those stockholders who own less than 100 shares following a reverse stock split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of Common Stock.

        Authorized but Unissued Shares; Potential Anti-Takeover Effects.    Our Certificate of Incorporation authorizes 515,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The reverse stock split would not change the number of authorized shares of the Common Stock or Preferred Stock as designated. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance by us in the future would increase.

        These additional shares would be available for issuance from time to time for corporate purposes such as issuances of Common Stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under the Delaware General Corporation Law and the Nasdaq rules. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.

        The additional shares of our Common Stock that would become available for issuance upon an effective reverse stock split could also be used by us to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in another manner. Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in order to respond to a hostile takeover attempt or to an attempt to obtain control of the Company.

        The following table contains approximate information relating to our Common Stock under certain of the possible exchange ratios, based on share information as of July 1, 2015:

	Current	1-For-5 Split	1-For-20 Split
Authorized common stock	515,000,000	515,000,000	515,000,000
Common stock outstanding	330,698,612	66,139,722	16,534,931
Common stock issuable upon exercise of outstanding options	12,001,194	2,400,239	600,060
Common stock issuable upon vesting of restricted stock units	1,601,255	320,251	80,063
Common stock available for future grant under the Incentive Plan	4,194,450	838,890	209,723
Common stock available for future grant under the 2000 Employee Stock Purchase Plan	409,569	81,914	16,383

Total common stock authorized but unissued and unreserved	166,094,920	445,218,984	497,558,840

Board Discretion to Implement or Abandon Reverse Stock Split

        The reverse stock split will be effected, if at all, only upon a determination by our Board of Directors that the reverse stock split (with an exchange ratio determined by our Board as described above) is in the Company's best interest. Such determination shall be based upon certain factors, including, but not limited to our ability to have our shares of Common Stock remain listed on the Nasdaq Capital Market, the historical trading price and trading volume of our Common Stock, the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse split on the trading market for our Common Stock, the anticipated impact of the reverse split on our ability to obtain additional financing, and prevailing general market and economic conditions. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If the stockholders approve the proposal and the Board of Directors determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse split, including the specific ratio selected by the Board of Directors. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the Company's best interests.

Fractional Shares

        Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of the fractional share to the nearest whole number.

No Dissenters' Rights

        Under Delaware law, our stockholders would not be entitled to dissenters' rights or rights of appraisal in connection with the implementation of the reverse stock split, and we will not independently provide our stockholders with any such rights.

Accounting Consequences

        Following the Effective Date of the reverse stock split, if any, the net income or loss and net book value per share of Common Stock will be increased because there will be fewer shares of the Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Exchange of Stock Certificates

        As of the Effective Date, each certificate representing shares of our Common Stock outstanding before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the reverse stock split. All shares underlying options and other securities exchangeable or exercisable for or convertible into Common Stock also automatically will be adjusted on the Effective Date.

        Our transfer agent, Computershare Inc., will act as the exchange agent for purposes of exchanging stock certificates subsequent to the reverse stock split. Shortly after the Effective Date, stockholders of record will receive written instructions requesting them to complete and return a letter of transmittal and surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Certificates representing shares of Common Stock issued in connection with the reverse stock split will continue to bear the same restrictive legends, if any, that were borne by the surrendered certificates representing the shares of Common Stock outstanding prior to the reverse stock split. No new certificates will be issued until such stockholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrendered, each certificate representing shares of Common Stock outstanding before the reverse stock split would continue to be valid and would represent the adjusted number of shares, based on the ratio of the reverse stock split.

        Any stockholder whose stock certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-reverse stock split shares upon compliance with the requirements that we and our transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.

        Upon the reverse stock split, we intend to treat stockholders holding our Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers and other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in "street name." However, such banks, brokers and other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares in "street name" with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

        YOU SHOULD NOT DESTROY YOUR STOCK CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW. YOU SHOULD SEND YOUR STOCK CERTIFICATES ONLY AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.

        If any certificates for shares of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, the stockholder requesting the reissuance will be required to pay to us any transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable and, in addition, (a) the transfer must comply with all applicable federal and state securities laws, and (b) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

Book-Entry

  •
  If you hold registered shares of the Company's Common Stock in book-entry form, you do not need to take any action to receive your post-reverse stock split shares of the Company's Common Stock in registered book-entry form.

  •
  If you are entitled to post-reverse stock split shares of the Company's Common Stock, a transaction statement will automatically be sent to your address of record by our transfer agent as soon as practicable after the Effective Date of the reverse stock split indicating the number of shares of the Company's Common Stock you hold.

Vote Required and Recommendation

        The Delaware General Corporation Law and our Certificate of Incorporation require that, in order for us to amend the Certificate of Incorporation to give effect to the reverse stock split, such amendment must be approved by our Board of Directors and approved by the affirmative vote of a majority of the outstanding shares of stock entitled to vote on such an amendment.

        Our Board of Directors adopted resolutions on June 4, 2015, approving the reverse stock split and the amendment to our Certificate of Incorporation and declaring that the amendment to the Certificate of Incorporation to effect the reverse stock split is advisable and in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, AS DETERMINED IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS.

 PROPOSAL 3
APPROVAL OF AN AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN

        Our Board of Directors has adopted, subject to approval of the stockholders, an amendment of the Capstone Turbine Corporation 2000 Equity Incentive Plan (the "Incentive Plan"). Our Board of Directors believes that stock-based incentives have been and will continue to be crucial to Capstone's ability to attract and retain outstanding employees.

General Description of the Incentive Plan

        Below is a summary of the Incentive Plan, as amended. This summary is qualified in its entirety by reference to the full text of the amendment to the Incentive Plan, a copy of which is attached hereto as Appendix B.

Key Change in Amendment

        The amended Incentive Plan is substantially similar to the Incentive Plan prior to the amendment, except that the number of shares available for awards is increased. An additional 9,000,000 shares are added to the pool available for awards. This increase in authorized shares is needed because the current pool of shares is substantially depleted, with only 4,194,450 shares available for grant as of July 1, 2015.

General

        The Incentive Plan authorizes the Compensation Committee to award stock incentives to employees, consultants and members of the Board of Directors. The purpose of the Incentive Plan is to allow the Company to recruit, hire and retain the best available personnel for various positions throughout the Company, which is intended to enhance the long-term value of our stockholders' equity. The Incentive Plan, as amended, provides for an aggregate of 36,980,000 authorized shares of Common Stock, of which 13,194,450 shares will be available for future grant. Shares that are forfeited under existing awards can be reissued under new award grants. No individual may receive awards that provide more than 3,000,000 shares of Common Stock, in the aggregate, during a calendar year. Shares of Common Stock available under the Incentive Plan are authorized but unissued shares.

Types of Awards

        The Incentive Plan provides for awards of stock options, restricted stock units, restricted stock and stock bonus awards. Awards are generally earned or become "vested" upon specific conditions specified in the grant. Awards are immediately forfeited if service with the Company is terminated for cause. Some types of awards under the Incentive Plan may be issued to our executive officers as "performance based compensation" under Section 162(m) of the Internal Revenue Code (the "Code"). Stock options generally provide performance based compensation. Otherwise, payment under an award should be conditioned on achievement of certain performance goals in order to satisfy Section 162(m) of the Code. The Compensation Committee will determine at the time that an award is made if it is intended to be performance based compensation.

        Restricted Stock Units.    A restricted stock unit award is the right to receive a specified number of shares of Common Stock in the future after vesting conditions specified in the award are satisfied. Restricted stock units will be forfeited if the participant terminates employment prior to vesting or if any performance vesting conditions are not satisfied within the performance period specified in the award. The participant does not become a stockholder until the vesting conditions are satisfied.

        Restricted Stock.    Restricted stock is an award of a specified number of shares of Common Stock that are transferred to a participant at the time of the award. The shares are subject to forfeiture until vesting conditions specified in the award are satisfied. Restricted stock will be forfeited if the participant terminates employment prior to vesting or if any performance vesting conditions are not satisfied within the performance period specified in the award. The participant is a stockholder at the time the award is granted.

        Stock Bonus Awards.    A stock bonus is an award of Common Stock that may be subject to certain vesting conditions and/or the payment of a purchase price, as determined by the Compensation Committee in its discretion. The Incentive Plan permits our directors to elect to receive a stock bonus equal in value to directors fees that otherwise would be paid in cash.

        Stock Options.    A stock option permits the participant to purchase Common Stock at a fixed price. Options awarded to employees of Capstone may be "incentive stock options," as defined in Section 422 of the Code, which provide certain tax advantages to employees (described below). Options become exercisable after a specified "vesting" period or upon achievement of performance goals established by the Compensation Committee. Payment of the exercise price may be in cash to Capstone, which may be provided through a broker-assisted trade, or, if approved by the Compensation Committee, a "cashless" exercise method such as surrendering previously acquired shares of Common Stock. The participant does not become a stockholder until the option is exercised.

        The maximum term of an incentive stock option granted under the Incentive Plan is generally 10 years (five years for an incentive stock option granted to a 10% stockholder). The exercise price must be no less than the fair market value of our Common Stock on the grant date (110% for an incentive stock option granted to a 10% stockholder). Fair market value is determined by reference to the trading price of our Common Stock. Options generally must be exercised within three months following termination of service with the Company, or within one year in case of disability or death.

Plan Benefits

        The following information about the Incentive Plan is as of July 1, 2015:

  •
  There were options outstanding to purchase 12,001,194 shares of Common Stock under the Incentive Plan. The exercise price of these options is the fair market value of our Common Stock on the date of grant. Based on the closing sale price of our Common Stock on July 1, 2015, the aggregate market value of the 12,001,194 shares of Common Stock underlying outstanding options granted pursuant to the Incentive Plan was approximately $4.8 million.

  •
  There were 1,601,255 restricted stock units outstanding. Based on the closing sale price of our Common Stock on July 1, 2015, the aggregate market value of the 1,601,255 shares of Common Stock underlying outstanding restricted stock units granted pursuant to the Incentive Plan was approximately $0.6 million.

  •
  4,194,450 shares were remaining for future grant under the Incentive Plan. 232 employees and all of our directors were eligible to participate in the Incentive Plan.

Administration

        The Compensation Committee administers the Incentive Plan in accordance with its charter. Members must be "independent" as determined by the Board under Nasdaq standards as well as the requirements under SEC Rule 16b-3 and Section 162(m) of the Code. The Compensation Committee determines the terms of all awards, including conditions for vesting or exercise, the exercise price, the number of shares subject to each award and the forms of payment permitted upon exercise. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant awards under the Incentive Plan to eligible persons who are not officers or directors of the Company.

Amendment and Termination

        The Board of Directors may amend, suspend or terminate the Incentive Plan, provided that stockholder approval is required for any material amendment to the Incentive Plan. Material amendments include an increase in the number of shares that may be issued under the Incentive Plan and certain changes to the types of awards or class of persons eligible to receive awards. No amendment to the Incentive Plan can adversely affect a participant's rights under an award without the participant's consent.

Effect of Reverse Stock Split

        Under the terms of the Incentive Plan, the Compensation Committee will make appropriate adjustments to outstanding awards to reflect the effect of the reverse stock split. The number of shares authorized under the Incentive Plan will be adjusted by the Compensation Committee proportionately for the reverse stock split. See "Effect on Outstanding Stock Options and Restricted Stock Units" under Proposal 2 for a description of the effects of the reverse stock split on outstanding awards under the Incentive Plan.

Change in Control

        Outstanding awards will become fully vested in certain circumstances following a change in the control of the Company for participants whose service is terminated in connection with the change in control.

General Federal Income Tax Consequences

        Tax consequences to the Company and to individuals receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an award, other than a stock bonus award that is fully vested when granted. A participant who exercises incentive stock options will not recognize income on exercise. The exercise of an incentive stock option, however, gives rise to a preference under the alternative minimum tax rules. If Common Stock acquired on exercise of an incentive stock option is held for at least two years after the option is granted and one year after the date of exercise, the participant will be subject to capital gains tax on the difference between the price paid on exercise and the fair market value of the Common Stock at the time it is sold. However, if the Common Stock is sold before the end of this holding period, the sale is treated as a "disqualifying disposition" and the participant is taxed at ordinary income rates on the difference between the exercise price and the fair market value of Common Stock at the time of exercise.

        A participant is subject to ordinary income tax upon the exercise of a nonqualified option on the difference between the exercise price and the fair market value of Common Stock. Any subsequent gain on the sale of the Common Stock will be taxed as a capital gain.

        There is generally no tax upon the receipt of restricted stock units, restricted stock or a stock bonus award, unless the stock bonus award is fully vested at the time of grant. A participant will recognize ordinary income on the fair market value of the Common Stock at the time the award becomes vested, less any purchase amount paid to acquire the Common Stock under the award. However, an individual may elect to be taxed at the time restricted stock or a stock bonus is granted under Section 83(b) of the Code. The individual's tax basis in Common Stock acquired through a stock bonus, restricted stock or restricted stock units is the amount paid under the award plus the amount of ordinary income that is recognized. Any subsequent gain or loss on the sale of Common Stock is subject to capital gains tax treatment.

        The Company generally obtains a tax deduction that is equivalent to the amount of ordinary income recognized by a participant upon the exercise of options or the vesting of restricted stock units, restricted stock or a stock bonus. The Company's tax deduction may be limited in some circumstances for awards that qualify under Section 162(m) of the Code as "performance based compensation." See "General Description of the Incentive Plan—Types of Awards" for a discussion of performance based compensation.

        The federal income tax consequences described in this section are based on the laws and regulations of the United States of America currently in effect, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.

Required Vote for Approval; Recommendation of the Board of Directors

        Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for approval of this proposal. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading "Voting Procedures."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN.

 PROPOSAL 4
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Company's stockholders to vote to approve, on an advisory basis, the compensation of the Company's Named Executive Officers as described in the "Compensation Discussion and Analysis" section and the executive compensation tables contained in this Proxy Statement. The stockholders elected to hold this vote annually at the Company's 2011 annual meeting of stockholders. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Board of Directors is requesting that the stockholders hold this vote pursuant to Section 14A of the Exchange Act, as amended.

        As described in the "Compensation Discussion and Analysis" section beginning on page 31 of this Proxy Statement, the Company's executive compensation program for its Named Executive Officers is designed to attract, motivate and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company's executives and the strategic success of the Company and the performance of its stock. The Company believes that its executive compensation programs have been effective at promoting the achievement of positive results in its performance criteria, appropriately aligning pay and performance and enabling the Company to attract and retain talented executives within its industry.

        The Company is asking its stockholders to indicate their support for the compensation of the Named Executive Officers disclosed in this Proxy Statement, which is described in the Summary Compensation Table on page 46 of this Proxy Statement and under "Compensation Discussion and Analysis." The disclosures in the Proxy Statement are made in accordance with SEC regulations (including Item 402 of SEC Regulation S-K). This proposal, commonly known as the "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the Company's executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. Accordingly, the Company is asking its stockholders to vote "FOR" the following resolution:

        RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed pursuant to SEC regulations in the Company's Proxy Statement for the 2015 annual meeting of stockholders.

Required Vote for Approval; Recommendation of the Board of Directors

        Although the results of this vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading "Voting Procedures."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

 PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2016 (the "2016 Fiscal Year"). KPMG LLP is considered by management to be well-qualified. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders' questions at that time.

Required Vote for Ratification; Recommendation of the Board of Directors

        Stockholder ratification of the Audit Committee's selection of KPMG LLP as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise; however, the Board of Directors has elected to submit the selection of KPMG LLP to the Company's stockholders for ratification. The Company is seeking an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, if a quorum is present, in order to ratify the selection of the independent registered public accounting firm. If the appointment of KPMG LLP is not ratified by the stockholders, the matter will be referred to the Audit Committee for further review. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading "Voting Procedures."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors; Leadership Structure

        As of the date hereof, the Board of Directors consists of nine directors: Gary D. Simon (Chair), Richard K. Atkinson, John V. Jaggers, Darren R. Jamison, Noam Lotan, Gary J. Mayo, Eliot G. Protsch, Holly A. Van Deursen and Darrell J. Wilk. As noted above, Mr. Jaggers will be retiring at the Annual Meeting. The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Jamison, are "independent directors" as defined by Nasdaq rules.

        The Board of Directors met ten (10) times during the fiscal year ended March 31, 2015 (the "2015 Fiscal Year"), and each of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. Eight of the nine directors serving on the Board of Directors at the time attended the 2014 annual meeting of stockholders. The Company's independent directors met in executive session, without members of the Company's management present, at all of the in-person meetings of the Board of Directors in the 2015 Fiscal Year.

        The Board of Directors is committed to having a sound governance structure that promotes the best interests of all of the Company's stockholders. To that end, the Board of Directors has evaluated and actively continues to examine emerging corporate governance trends and best practices. Stockholder perspectives play an important role in that process. The level of importance afforded to stockholder perspectives by the Board of Directors is evident upon a closer review of the Board of Directors' governance structure. Some key points regarding that structure are as follows:

  •
  The Board of Directors is predominantly independent. Of our nine directors, only one (our President and Chief Executive Officer) is an employee of the Company. Further, the Board of Directors has affirmatively determined that eight of our nine directors are independent under SEC and Nasdaq corporate governance rules, as applicable.

  •
  All members of the Board of Directors are elected annually to one-year terms.

  •
  Our board committees are comprised exclusively of independent directors.

  •
  Our independent directors meet in executive session at every in-person board meeting.

  •
  We have separated the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chairman focuses on board oversight responsibilities, strategic planning, setting board agendas and mentoring company officers, as well as facilitating communications between the Board of Directors and management.

  •
  Our Board of Directors is very active. As noted above, each of our directors attended more than 75% of the 2015 Fiscal Year board meetings and meetings of the committees on which such director served.

        We believe our Board of Directors structure serves the interests of stockholders by balancing board continuity and the promotion of long-term thinking with the need for director accountability.

Board Committees

        The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

        The Audit Committee currently consists of Messrs. Atkinson (Chair), Lotan, Protsch and Simon. Each member of the Audit Committee is an "independent director" pursuant to Nasdaq rules and is "financially literate" within the meaning of Nasdaq rules. The Audit Committee is constituted to comply with Section 3(a)(58)(A) of the Exchange Act and is responsible, among other items, for: (i) monitoring the Company's financial reporting and overseeing accounting practices; (ii) annually retaining the independent public accountants as auditors of the books, records, financial statements and accounts of the Company; (iii) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants; (iv) overseeing the systems of internal control which management and the Board of Directors have established; and (v) discussing with management and the independent and internal auditors the Company's major financial risk exposure and the steps taken to monitor and control such exposure. In addition, the Audit Committee has the duties of a "qualified legal compliance committee," including monitoring and reviewing stockholder complaints, and also reviews and approves all related-party transactions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company's website at www.capstoneturbine.com. Pursuant to its written charter, the Audit Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2015 Fiscal Year, the Audit Committee held six (6) meetings. The Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert," as that term is defined by applicable rules adopted by the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent as defined by Nasdaq rules.

Compensation Committee

        The Compensation Committee currently consists of Messrs. Mayo (Chair), Jaggers and Wilk and Ms. Van Deursen. The Compensation Committee is comprised solely of directors who qualify as independent for purposes of Nasdaq rules, SEC Rule 16b-3 and Section 162(m) of the Code in conformance with the committee's charter. The functions of the Compensation Committee include: (i) for the purposes of compensation, reviewing the performance and development of the Company's senior management in achieving corporate goals and objectives; (ii) determining the salary, benefits and other compensation of the executive officers and reviewing the compensation programs for the Company; and (iii) administering the following benefit plans of Capstone: the 2000 Employee Stock Purchase Plan, the Incentive Plan and the Executive Performance Incentive Plan (the "Executive Plan"). The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company's website at www.capstoneturbine.com. Pursuant to its written charter, the Compensation Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2015 Fiscal Year, the Compensation Committee held eighteen (18) meetings. Processes and procedures for determining executive compensation are discussed elsewhere in this Proxy Statement in the section entitled "Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Ms. Van Deursen (Chair) and Messrs. Mayo, Protsch and Wilk. The Nominating and Corporate Governance Committee is comprised solely of "independent directors" as defined by Nasdaq rules in conformance with the committee's charter. The Nominating and Corporate Governance Committee is responsible for, among other things, (i) monitoring corporate governance matters; (ii) recommending to the full Board of Directors candidates for election to the Board of Directors and committees of the Board of Directors; and (iii) coordinating the Board of Directors evaluation process. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company's website at www.capstoneturbine.com. Pursuant to its written charter, the Nominating and Corporate Governance Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2015 Fiscal Year, the Nominating and Corporate Governance Committee held fourteen (14) meetings. The Nominating and Corporate Governance Committee met subsequent to the end of the 2015 Fiscal Year to recommend to the full Board of Directors each of the nominees for election to the Board of Directors as presented herein.

Risk Oversight

        The Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company's internal auditors. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy and is responsible for oversight with respect to compensation and succession planning risks. Also, the Company's Nominating and Corporate Governance Committee conducts an annual assessment of the risk management process and reports its findings to the full Board of Directors.

Board of Directors and Committee Performance Evaluations

        The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee requires an annual performance evaluation, and the Company's Corporate Governance Principles also mandate an annual evaluation of the Board of Directors. Such performance evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions to the Company. In April 2015, all members of the Company's Board of Directors were asked to assess the performance of the Board of Directors and each committee on which they serve and identify areas for improvement through the completion of a detailed questionnaire for each such committee and the Board of Directors. Counsel for the Company reviewed the completed questionnaires, consolidated the responses and delivered summaries of the responses to the Nominating and Corporate Governance Committee, which reviewed the summaries in consultation with counsel for the Company and reported findings to the Board of Directors in June

2015. The Nominating and Corporate Governance Committee and the Board of Directors discussed the results of the performance evaluations and asked each of the appropriate committees to discuss the consensus suggestions and put a follow-up process in place. The Nominating and Corporate Governance Committee has reviewed the results, identified the key areas for improvement and is developing a strategy for addressing the areas most in need of improvement. Each member of the Board of Directors was also asked to complete a peer review and assess, on a confidential basis, the service and contributions of each other member of the Board of Directors by completing a confidential board member evaluation form. Counsel for the Company reviewed and consolidated the responses to the confidential board member evaluation form. The Chairperson of the Nominating and Governance Committee presented the responses, on an anonymous basis, to the Board of Directors in June 2015.

Director Recommendation and Nomination Process

        The Nominating and Corporate Governance Committee has a policy for the consideration of director candidates recommended by stockholders and will consider all bona fide recommended candidates for director if submitted in accordance with the policy. The policy provides that any stockholder recommendation must include the specific information required by the policy, must be submitted in writing to:

Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311
Attention: Chair of Nominating and Corporate Governance Committee
Care of: Clarice Hovsepian, Secretary

and must be received by the committee at least 180 days prior to the annual meeting of stockholders. All such recommendations should include the following: (i) the name, age, business address and residence address of the prospective candidate and the name and record address of the stockholder submitting the recommendation, as well as the number of shares of stock of the Company which are owned of record or beneficially by that stockholder; (ii) a statement from the prospective candidate consenting to being named in the proxy and proxy card if selected as a nominee and to serving on the Board of Directors if elected; (iii) a statement explaining whether the prospective candidate is "independent" under applicable laws, Nasdaq rules and otherwise; (iv) biographical data of the prospective candidate, including former and current service on other boards of directors, business experience and current occupation, and any other information relating to the prospective candidate and the recommending stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors; (v) transactions and relationships between the recommended candidate and the recommending stockholder, on the one hand, and the Company or Company management, on the other hand, as well as a description of all arrangements or understandings between the recommending stockholder and the prospective candidate and any other person pursuant to which the nomination is being made by the stockholder; (vi) the prospective candidate's Company stock trading history; (vii) any material proceedings to which the prospective candidate or his or her associates is a party that are adverse to the Company; (viii) the prospective candidate's involvement in any past or present legal proceedings, including any involvement in legal proceedings involving the Company; (ix) information regarding whether the recommending stockholder or the recommended candidate, or affiliates of either of those parties, have any plans or proposals for the Company; (x) an explanation as to whether the recommending stockholder and the prospective candidate intend to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by the Company's stockholders at large; (xi) whether the prospective candidate is proposed to be nominated at the annual meeting of stockholders or is provided solely as a recommendation for consideration by the committee; and (xii) any other relevant information concerning the prospective candidate. The committee reserves the right to request additional information as it deems appropriate.

        In addition to stockholder recommendations as described above, the Company's bylaws permit stockholders to nominate directors at a meeting of the stockholders. Any stockholder nomination must comply with the applicable provisions of the Company's bylaws and the SEC's proxy rules and will be handled in accordance with the Company's bylaws and applicable laws.

        The Nominating and Corporate Governance Committee reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership. In addition, the Nominating and Corporate Governance Committee reviews the qualifications of prospective candidates to determine whether they will make good candidates for membership on the Company's Board of Directors. This consideration includes, at a minimum, a review of each prospective candidate's character, judgment, experience, expertise, age, diversity, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Corporate Governance Committee deems relevant in light of the needs of the Board of Directors and the Company and/or that are in the best interests of the Company, including relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board of Directors duties, financial expertise, experience with a company that has introduced a new, technologically advanced product or service to the marketplace and existing relationships within target industries or public policy institutions that may benefit the Company and whether the prospective candidate is a Nominating and Corporate Governance Committee-selected prospective candidate or a stockholder-recommended prospective candidate. The Nominating and Corporate Governance Committee selects qualified candidates and recommends those candidates to the Board of Directors, and the Board of Directors then decides if it will invite the candidates to be nominees for election to the Board of Directors.

        The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal diversity policy in terms of considering nominees for directors, but it actively considers all relevant factors, including the factors outlined above, when evaluating potential nominees to the Board of Directors. The Nominating and Corporate Governance Committee developed a matrix of all relevant qualifications, skills and experience possessed by the incumbent members of the Board of Directors and identified certain areas where the Board of Directors needed additional attributes including, but not limited to, diversity. The Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board of Directors represent diverse viewpoints.

        The Nominating and Corporate Governance Committee uses the process described herein to identify prospective candidates for the Board of Directors and to evaluate all candidates, including candidates recommended by stockholders in accordance with the Company's policy regarding stockholder recommendations and the director nominations process. The Nominating and Corporate Governance Committee: (i) reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership; (ii) evaluates the Board of Directors for effectiveness and makes a verbal presentation of its findings to the Board of Directors; (iii) determines whether the current members of the Board of Directors who satisfy the criteria for Board of Directors membership are willing to continue in service; if the current members of the Board of Directors are willing to continue in service, the committee evaluates the performance of such board members and considers those current members for re-nomination, and if the current members of the Board of Directors are not willing to continue in service or if there will be an increase in the number of directors on the Board of Directors, the Nominating and Corporate Governance Committee considers candidates who meet the criteria for Board of Directors membership; (iv) if necessary, engages a search firm to assist with the identification of potential candidates; (v) compiles a list of potential candidates; (vi) evaluates the prospective candidates, including candidates recommended by stockholders, to determine which of the prospective candidates, if any, will best represent the interests of all stockholders and determines whether any conflicts of interest exist; (vii) holds committee meetings to narrow the list of prospective candidates; (viii) along with the Chairman of the Board of Directors and management, interviews a select group of prospective candidates; (ix) approves the candidate or candidates who are most likely to advance the best interests of the stockholders; and (x) recommends the selected candidate or candidates to the Board of Directors and the stockholders for approval. The Nominating and Corporate Governance Committee, which may request the assistance of members of the Board of Directors who are not on the committee in the execution of its duties, carefully documents the selection and evaluation process.

Stockholder Communications

        The Company has a policy whereby stockholders may communicate directly with the Company's Board of Directors, or individual members of the Board of Directors, by writing to the Company at:

Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311
Attention: Clarice Hovsepian, Secretary

and indicating prominently on the outside of any envelope that the communication is intended for: (i) the Board of Directors; (ii) the Chairman of the Board of Directors; (iii) a specific committee of the Board of Directors; (iv) the non-management directors; or (v) any director or subset of directors of the Board of Directors. The Secretary of the Board of Directors reviews all correspondence and regularly forwards to the appropriate director, directors or the Board of Directors, copies of all communications that, in the opinion of the Secretary, deal with the functions of or otherwise require the attention of individual directors, the Board of Directors or committees or subsets thereof. Unless, in the opinion of the Secretary, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chairman of the Board of Directors, the Chair of the appropriate committee or the director who presides during non-management executive sessions.

Compensation Committee Interlocks and Insider Participation

        During the 2015 Fiscal Year, the Compensation Committee consisted of Messrs. Mayo (Chair), Jaggers and Wilk and Ms. Van Deursen. None of the committee members have at any time been an officer or employee of the Company nor did any of the members have any relationship with the Company requiring disclosure by the Company during the 2015 Fiscal Year. During the 2015 Fiscal Year, none of the Company's executive officers served as a member of the compensation committee of another entity, an executive officer of which served on the Compensation Committee of Capstone; none of the Company's executive officers served as a director of another entity, an executive officer of which served on the Compensation Committee of Capstone; and none of the Company's executive officers served as a member of the compensation committee of another entity, an executive officer of which served as a director of Capstone.

 AUDIT COMMITTEE REPORT

        In performing its functions, the Audit Committee acts primarily in an oversight capacity. Our management is responsible for the integrity of the Company's financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accountants have the primary responsibility for performing an independent audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted auditing principals and on the effectiveness of the Company's internal controls over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and all members are not experts in the fields of accounting or auditing, including auditor independence. The Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting. In addition, the Audit Committee selects the Company's independent registered public accountants and has the authority to engage independent counsel and other advisors as it deems necessary.

        In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Capstone contained in Capstone's Annual Report on Form 10-K as of and for the year ended March 31, 2015 with management and KPMG LLP, the Company's independent registered public accounting firm for the year ended March 31, 2015. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence from the Company.

        In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K as of and for the year ended March 31, 2015 for filing with the SEC.

Audit Committee Richard K. Atkinson, Chairman Noam Lotan Eliot G. Protsch Gary D. Simon

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407 or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

 FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to the Independent Registered Public Accounting Firm

        The table below provides information concerning fees for services rendered by KPMG LLP during the 2015 Fiscal Year and the fiscal year ended March 31, 2014 (the "2014 Fiscal Year"). The nature of the services provided in each such category is described following the table. Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

	Amount of Fees
Description of Fees	2015	2014
Audit Fees	$700,000	$550,000
Audit-Related Fees	—	75,000
Tax Fees	15,000	125,000
All Other Fees	—	—

Total	$715,000	$750,000

        Audit Fees—These fees were primarily for professional services rendered by KPMG LLP in connection with the audit of the Company's consolidated annual financial statements and reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the first three fiscal quarters of the 2015 Fiscal Year and the 2014 Fiscal Year, respectively. The fees also relate to the audit of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act) for the 2015 Fiscal Year and the 2014 Fiscal Year, comfort letters and consents related to SEC filings.

        Audit-Related Fees—These fees were for services rendered by KPMG LLP in connection with the May 1, 2014 public offering of 18.8 million shares of the Company's common stock.

        Tax Fees—These fees were for services rendered by KPMG LLP for assistance with a research and development tax credit study.

Pre-approval of Services Performed by the Independent Registered Public Accounting Firm

        The Audit Committee has implemented procedures for the advance approval of all audit and non-audit services to be performed by the independent registered public accounting firm, whereby the Audit Committee must approve all services prior to the commencement of work. Unless the specific service has been pre-approved in accordance with the Audit Committee's charter for the current year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee considers whether the proposed provision of any non-audit services by the independent registered public accounting firm is compatible with maintaining the firm's independence. The Audit Committee consults with management prior to the Company's engagement of the independent registered public accounting firm for all audit and non-audit services. The Audit Committee has delegated its authority to pre-approve non-audit services up to an amount of $75,000 in the aggregate in any fiscal year to the Chair of the Audit Committee. The Audit Committee approved in accordance with applicable law 100% of the audit and non-audit services performed by KPMG LLP during the 2015 Fiscal Year. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" required by SEC Regulation S-K Item 402(b) beginning on page 31 of this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the 2015 Fiscal Year.

Compensation Committee Gary J. Mayo, Chairman John V. Jaggers Holly A. Van Deursen Darrell Wilk

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to Regulation 14A, other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The Compensation Committee reviews and administers the process and substance of the Company's executive compensation program, including compensation of the Named Executive Officers (i.e., those executive officers who appear in the Summary Compensation Table on page 46).

        During the 2015 Fiscal Year, the Company continued to execute its strategic plan while maintaining its compensation policies to align performance incentives with the interests of the Company's stockholders. Certain highlights from the 2015 Fiscal Year include the following:

  •
  The Compensation Committee maintained a Performance Restricted Stock Unit Program (the "PRSU Program") to link executive compensation with Company performance;

  •
  The Compensation Committee reviewed and maintained the peer group established for the 2015 Fiscal Year that the Company uses to benchmark the compensation of its Named Executive Officers;

  •
  There were no cash incentive payments to Named Executive Officers for the 2015 Fiscal Year as a result of performance goals not being achieved; and

  •
  The Compensation Committee modified the executive annual incentive program to strengthen the link between executive pay and performance.

Compensation Philosophy

Executive Compensation Philosophy and Objectives

        The Compensation Committee believes that the Company's executive compensation program should:

  •
  Attract and retain individuals of superior ability and managerial talent by offering total compensation that is competitive with a group of companies that are of comparable size within similar industries and other companies with which the Company competes for executive talent;

  •
  Establish goals and objectives that link incentive compensation to achievement of specific key strategic and financial performance goals;

  •
  Provide compensation that aligns the financial interests of executives with those of the Company's stockholders through long-term equity incentives that take into account the Company's performance;

  •
  Comply with all applicable laws and Nasdaq rules and guidelines, and ensure that compensation is appropriate in light of reasonable and sensible standards of good corporate governance; and

  •
  Be straightforward and easy to understand and administer.

Goal Alignment and Performance

        The Compensation Committee believes that the Company's compensation program should encourage and reward outstanding financial and strategic performance. In the 2009 Fiscal Year, the stockholders approved the Executive Plan pursuant to which the Compensation Committee may pay performance-based cash incentives to our executive officers upon the achievement of specific performance goals. The Compensation Committee also believes that the Named Executive Officers should receive a significant portion of their compensation in the form of equity, with a significant portion of grants conditioned on performance, thereby putting this portion of their compensation at risk and further aligning their long-term interests with the Company's strategic objectives and stockholders' interests. With this structure, the Company's compensation program is designed to maintain a close correlation between the rewards to the Company's executives and the strategic success of the Company and the performance of its stock price.

        The Compensation Committee believes that a mix of stock options, time-based restricted stock units ("RSUs") and performance-based restricted stock units ("PRSUs") is most appropriate for aligning the goals of senior executives with those of the Company's stockholders. Stock options provide a financial reward only in the event that stockholder values are increased. RSUs additionally provide value upon completion of service or other performance requirements, but are tied to stock price, impose less dilution of stockholder value and cause less volatility of the Company's stock price than do stock options. The Compensation Committee further believes that the PRSU Program discussed below will provide additional incentives to the participating Named Executive Officers and other senoir employees to increase stockholder value.

        The Compensation Committee reviews each component of compensation for each of our Named Executive Officers, but places more emphasis on the comparative value of each Named Executive Officer's total direct compensation, rather than each compensation component. The Compensation Committee seeks to provide total direct compensation that is within the range of compensation of executives of comparable companies. Effective with the start of the 2015 Fiscal Year, we changed the peer group we use to benchmark executive compensation. The Compensation Committee believes that a significant portion of compensation should be at risk; therefore, the actual compensation realized by the Named Executive Officers depends on the level of performance achieved over both the short-term and long-term.

Peer Group

        The Compensation Committee relies on compensation information about comparable companies in consultation with an independent international compensation consulting firm (the "Compensation Consultant"). For the 2015 Fiscal Year, Towers Watson provided comprehensive compensation information to the Compensation Committee. The information provided by Towers Watson is described below under "Role of Compensation Consultant." The data included the levels of compensation paid at the 50th percentile and 75th percentile of a peer group of comparable companies. The Compensation Committee used this data for benchmarking to assess the competitiveness of our compensation arrangements for the Named Executive Officers.

        In setting compensation, the Compensation Committee reviews information provided by the Compensation Consultant regarding comparative market data, including comprehensive analyses of total compensation and compensation components based on published survey data appropriate to our annual revenue. The Compensation Committee historically used Radford's Global Technology Survey for the executive assessment with a focus on companies with $50 - $200 million in revenue; however, for pay decisions with respect to the 2015 Fiscal Year, the Compensation Committee revised its competitive pay market assessment methodology by including a peer group of 16 companies generally based on the following selection criteria:

  •
  Industry focus—Heavy Electrical Equipment; Industrial Machinery; Electrical Components & Equipment;

  •
  A target revenue range of 0.5x - 2.0x the Company's annual revenue; and

  •
  A target market capitalization range of 0.5x - 3.0x the Company's current market capitalization.

The resulting 16 peer group companies are listed below, and their data will be used by the Compensation Committee to supplement published survey data going forward:

Fuel Systems Solutions, Inc.	LSI Industries Inc.	Vicor Corporation	Enphase Energy, Inc.
Power Solutions International, Inc.	SL Industries, Inc.	FuelCell Energy, Inc.	Powersecure International, Inc.
Maxwell Technologies, Inc.	Westport Innovations Inc.	Key Technology, Inc.	PMFG, Inc.
Magnetek, Inc.	Allied Motion Technologies Inc.	Active Power, Inc.	Plug Power Inc.

Components of Compensation

        The basic components of compensation applicable to the executive officers are base salary, annual performance-based incentives and long-term incentives. The executive officers also receive employee benefits consistent with those offered to other employees of the Company. The Compensation Committee believes the Company is well served by a compensation structure that is easy to monitor, implement and disclose to its officers, employees and stockholders.

Base Salary

        The base salary for each of the Named Executive Officers is based on historic long-term individual performance and is compared to base salaries for executives at comparable companies. The Compensation Committee believes that base salaries should also reflect other relevant factors, such as unique roles, responsibilities and experience.

Annual Performance-Based Cash Incentives

        Performance-based cash incentive payments to Named Executive Officers can be awarded by the Compensation Committee based on performance, achievement of specific goals and other relevant factors determined in advance by the Compensation Committee. Cash incentive awards are generally made pursuant to our Executive Plan. Payments under the awards are based on performance goals that are selected from the criteria described in the Executive Plan. Each objective is determined in reference to our financial statements and annual budget. The Compensation Committee retains discretion to reduce awards earned under the Executive Plan.

Long-Term Equity Incentives

        Policy.    The Compensation Committee has a policy regarding the granting of equity-based compensation awards. The policy generally provides that the Compensation Committee shall not backdate any equity grant or manipulate the timing of the public release of material information with the intent of benefiting a grantee under an equity award. Generally, grants of equity-based compensation awards are to be approved by the Compensation Committee on the date of a regularly scheduled quarterly meeting of the Compensation Committee. Inducement grants may be approved at a special meeting of the Compensation Committee and are generally effective as of the commencement of employment. The date the Compensation Committee acts to approve an award shall be the grant date of the award for purposes of the Company's equity compensation plans, except that grants made after the close of business may be deemed to be granted on the following day. No grants may be made by action on written consent, except in extraordinary circumstances. In no event shall the exercise price or value of an award be determined by reference to the fair market value of the Company's Common Stock on a day other than the grant date of the award. The Compensation Committee does not grant options with reload features and is prohibited from re-pricing stock options under the terms of the Incentive Plan.

        In discharging its responsibility for administering the Company's stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with, the Compensation

Consultant. This information includes share utilization and annual grant levels. The Compensation Committee determines the appropriate award to each Named Executive Officer by assessing equity incentive awards made to officers of comparable companies and evaluating the level of equity incentives that have been previously awarded to each Named Executive Officer.

        Options and RSUs.    The Compensation Committee determined several years ago that equity-based incentive compensation should include RSU awards and stock options. The inclusion of RSUs in the equity grant mix was determined because they are less dilutive than stock options, provide retention incentive and are linked to Company stock price.

        PRSU Program.    In May 2014, the Compensation Committee approved the PRSU Program that commenced effective as of the beginning of the 2015 Fiscal Year. Full details of the PRSU Program can be found later in this Compensation Discussion and Analysis. The PRSU Program was designed to:

  •
  Focus on the long-term performance of the Company;

  •
  Motivate participants to maximize the Company's performance by aligning their compensation with the achievement of multi-year, long-term Company objectives and long-term Company growth;

  •
  Incorporate performance metrics that link externally to Total Stockholder Return (TSR) measured over a three-year period, as well as internal financial performance metrics also measured over a three-year period; and

  •
  Provide a vesting period for awards that extends beyond the end of the 3-year performance measurement period.

Change of Control Benefits

        The Company maintains the Capstone Turbine Corporation Change of Control Severance Plan (the "Change of Control Plan"), which provides certain payments and benefits to designated employees, including the Named Executive Officers. Severance benefits are provided to participants whose employment is terminated or otherwise adversely impacted within 12 months of a change of control of the Company. Upon becoming eligible, participants receive a lump sum cash payment under the Change of Control Plan that is equal to their annual base salary and continuation coverage in our medical and dental benefit plans at no cost for a period of 12 months. Mr. Jamison has an agreement that provides for a severance payment equal to his base compensation for a period of 18 months. Effective June 14, 2015, Mr. Jamison's agreement was amended to extend the term of the agreement to June 14, 2018. The Board adopted the Change of Control Plan to increase the likelihood that key management personnel are retained during any pending transactions involving a change of control of the Company. In addition, certain awards under the Incentive Plan become fully vested in the event of a change of control. The Compensation Committee believes that these change of control benefits are similar to and consistent with those offered by the companies included in the peer industry group described above.

Employee Benefits

        Executive officers are generally entitled only to benefits consistent with those offered to other employees of the Company. The Company offers group life, disability, medical, dental and vision insurance and an employee stock purchase program.

2015 Fiscal Year Performance and Compensation

Financial and Operating Highlights

        During the 2015 Fiscal Year:

  •
  Revenue decreased $17.6 million, or 13%, to $115.5 million from $133.1 million for the 2014 Fiscal Year.

  •
  Revenue from our accessories, parts and service increased $1.8 million, or 7%, to $26.1 million from $24.3 million for the 2014 Fiscal Year.

  •
  Cash used in operating activities increased $7.6 million to $23.0 million from $15.4 million cash used during the 2014 Fiscal Year.

  •
  The Company's net loss increased by 93% to $31.5 million and its net loss per share increased by 100% to $0.10 compared to the prior year.

  •
  The Company's year-end backlog decreased 3% to $165.7 million compared to the prior year.

  •
  The Company's year-end comprehensive factory protection plan (FPP) backlog increased 30% to $61.2 million compared to the prior year.

Named Executive Officer Compensation

        CEO Compensation.    Mr. Jamison's total direct compensation (i.e., base salary, performance-based cash incentive and long-term incentives) was established and is reviewed and adjusted by the Compensation Committee with market analysis provided by the Compensation Consultant. Mr. Jamison's total direct compensation is, and is expected to remain, within the range of the compensation paid to chief executive officers by comparable companies reflected in the published survey data and the peer group data.

        For the 2015 Fiscal Year, Mr. Jamison was eligible for a performance-based cash incentive equivalent to 100% of his base salary at target performance levels under the Executive Plan. However, the Company did not achieve the threshold performance objectives required by the executive annual incentive program and, therefore, based on performance certified by the Compensation Committee, described below under "2015 Fiscal Year Performance and Compensation—Performance-Based Cash Incentives," a cash payment to Mr. Jamison was not approved.

        A summary of Mr. Jamison's compensation for the 2015 Fiscal Year and the 2016 Fiscal Year follows:

  2015 Fiscal Year

  •
  No base salary increase.

  •
  The annual incentive target remained at 100% of base pay or $464,000.

  •
  No annual incentive payment (as compared to a target of $464,000 or 100% of base salary, and an incentive payment of $19,843 for the 2014 Fiscal Year).

  •
  Long-term equity incentive award mix of 153,800 stock options, 100,000 RSUs, and 200,000 target PRSUs to be earned over a multi-year period.

  2016 Fiscal Year

  •
  Base salary was increased from $464,000 to $487,200, his first salary increase since April 2013.

  •
  The annual incentive target remained at 100% of base pay or $487,200.

  •
  Long-term equity incentive award mix of 153,800 stock options, 100,000 RSUs, and 200,000 target PRSUs to be earned over a multi-year period.

  •
  Target direct compensation value mix will consist of 63% cash and 37% equity, of which a substantial portion is tied to the PRSU Program implemented in the 2015 Fiscal Year.

*
Estimated LTI value for stock options using a Black-Scholes methodology and RSUs and PRSUs using a face value methodology.

(1)
Based on Company projections, it is unlikely that the performance criteria will be met for the applicable PRSU performance measurement period.

(2)
Calculated as fair market value on date of grant.

        Compensation of the Other Named Executive Officers.    The Compensation Committee set the 2015 Fiscal Year compensation for the remaining Named Executive Officers based on updated information provided by, and in consultation with, Towers Watson. The Compensation Committee determined that compensation paid to our Named Executive Officers is within the range of compensation paid to executive officers of comparable companies reflected in the peer group data. Consideration was also given to internal pay equity with emphasis on long-term incentives to encourage the long-term success of the Company.

        Base Salary.    The base salary for each of the Named Executive Officers is based on long-term individual performance and is compared to base salaries for executives at comparable companies. The Compensation Committee believes that base salaries should also reflect other relevant factors, such as unique roles, responsibilities and experience. Accordingly, the base salary of any particular individual may be above or below the median of the applicable range of base salaries paid by comparable companies. To better align his compensation plan with that of the executive leadership team, effective April 2015 Mr. Crouse was moved from a sales commission plan to the executive annual incentive program described below and, concurrently, his base salary was increased from $250,000 to $280,000. On April 10, 2015, Ms. Brooks, the Vice President of Finance and Chief Accounting Officer of the Company, was promoted to Chief Financial Officer in addition to her role as Chief Accounting Officer of the Company. In connection with her appointment, the Company's Compensation Committee increased Ms. Brooks' annual salary from $225,000 to $247,500.

        Performance-Based Cash Incentives.    A target cash incentive equal to a stated percentage of annual base salary is established for each Named Executive Officer. In June 2014, the Compensation Committee approved performance goals based on revenue and cash and other terms of awards for our Named Executive Officers for the 2015 Fiscal Year under the Executive Plan. Both goals must be achieved above a threshold level of performance for a cash incentive to be paid under the plan. The actual performance objectives for the 2015 Fiscal Year were (amounts in millions):

Objective	Threshold	Intermediate	Target	Maximum
Revenue	$128.2	$135.7	$150.8	$173.4
Adjusted Operating Cash Flow(1)	$(1.6)	$(3.2)	$1.4	$4.4

(1)
Adjusted Operating Cash Flow is a non-GAAP measurement calculated in accordance with the Executive Plan.

        Awards for Mr. Jamison, Mr. Crouse, Ms. Brooks and Mr. Lewis provide a target cash incentive that is similar to the target cash incentive for the 2015 Fiscal Year. Awards earned under the Executive Plan are based on a sliding scale formula that is weighted to emphasize the cash performance goal and is designed to reward performance that exceeds target. This incentive provides a moderate award for performance that is above the threshold level but below the intermediate level, an intermediate award of approximately 40% of the target incentive for performance that is 90% of the target cash incentive, and a maximum award of 150% of the target cash incentive. The potential cash incentives that could be paid to each executive officer for the 2015 Fiscal Year are summarized in the table below. No cash incentive is paid for performance at the threshold level or below.

2015 Fiscal Year Executive Plan Incentive Opportunity

	Target Cash Incentive Percentage of Salary	Incentive Opportunity(1)
Executive Officer		Intermediate	Target	Maximum
Darren R. Jamison	100%	$143,840	$473,280	$696,000
Edward I. Reich	55%	48,081	158,202	232,650
Jayme L. Brooks	30%	20,925	68,850	101,250
Richard B. Lewis	45%	29,993	98,685	145,125

(1)
Potential payouts are approximate because of interpolation.

        The Compensation Committee met in June 2015 to determine if the performance objectives were met under the terms of the 2015 Fiscal Year awards and determined that we had achieved revenue of $115.5 million and operating cash flow of $(11.1) million. Both performance objectives were below the threshold level. As a result, cash incentive payments pursuant to the Executive Plan were not authorized.

        The award for Mr. Crouse for the 2015 Fiscal Year was based on a percentage of revenue that exceeds the revenue achieved during the 2014 Fiscal Year. Mr. Crouse did not receive an award in accordance with his commission schedule, which was based on the following percentages of revenue:

Revenue (millions)	Cash Incentive Payment
Less than $133.1	No cash incentive payment
$133.1 to $150.8	Cash incentive payment equal to 0.75% of revenue over $133.1 million but not more than $150.8 million
$150.9 to $173.4	Cash incentive payment equal to 2.00% of revenue between $150.9 million and $173.4 million
$173.4 or more	Cash incentive payment equal to 3.50% of revenue over $173.4 million

        Long-Term Equity Incentives.    In April 2015, the Compensation Committee granted long-term equity incentives under the Incentive Plan as follows: Mr. Crouse received options to purchase 143,600 shares of Common Stock and 40,000 RSUs; Ms. Brooks received options to purchase 107,700 shares of Common Stock and 40,000 RSUs. Mr. Lewis received options to purchase 89,700 shares of Common Stock and 25,000 RSUs. All options granted in April 2015 to Named Executive Officers vest 25% on the first anniversary date and monthly thereafter on a pro rata basis over the next 36 months and expire ten years from the grant date. The RSUs vest in increments of 25% on each anniversary of the date of grant.

Stock Ownership Guidelines

        In 2012 the Board of Directors established stock ownership guidelines applicable to senior executives (including the Named Executive Officers) and non- employee directors in order to further align the interests of executives and directors with the interests of stockholders. These ownership guidelines provide that the subject persons should own Common Stock equal in value to a multiple of their annual salary (or, in the case of directors, their annual retainer) as follows:

Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents and other Named Executive Officers	1 times annual base salary
Non-employee members of the Board	4 times annual retainer

        Covered persons will be expected to hold the specified amount of stock within five years from the later of June 6, 2012 or the date they become subject to the ownership guidelines. The Board of Directors considered implementing a stock retention or holding period requirement in connection with the ownership guidelines, but decided that such requirements were not necessary at this early stage of the program, given that subject persons would need to accumulate stock in compliance with the new guidelines. The Board of Directors will continue to monitor the need for stock retention or holding period requirements.

Stockholder Engagement

        At our 2014 annual meeting of stockholders, we sought an advisory vote on our executive compensation. This proposal, commonly known as the "say-on- pay" proposal, received more votes in favor than against, with 76% of votes cast approving the proposal.

        The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation. The Compensation Committee has in the past and intends to continue to maintain in the future an open dialogue with stockholders to foster greater communication and transparency.

Actions Taken for the 2016 Fiscal Year and Beyond

        Following the 2014 annual meeting of stockholders, the Compensation Committee reviewed the results of the say-on-pay vote and the feedback received from stockholders. As outlined below, the compensation decisions we made with respect to the 2016 Fiscal Year are reflective of our ongoing pay-for-performance philosophy.

        Base Salary.    In April 2015, the other Named Executive Officers received the following salary adjustments:

Named Executive Officer	Base Salary for 2016 Fiscal Year
Darren R. Jamison	$487,200
Jayme L. Brooks	$247,500
James Crouse	$280,000
Richard Lewis	$221,450

        On April 10, 2015, Ms. Brooks, the Vice President of Finance and Chief Accounting Officer of the Company, was promoted to Chief Financial Officer in addition to her role as Chief Accounting Officer of the Company. In connection with her appointment, the Company's Compensation Committee increased Ms. Brooks' annual salary from $225,000 to $247,500. Effective April 2015, Mr. Crouse was moved from a sales commission plan to the executive annual incentive program described below to better align his compensation plan with that of the executive leadership team; concurrently his base salary was increased from $250,000 to $280,000.

  Annual Incentives for the 2016 Fiscal Year

        In June 2015, the Compensation Committee approved performance goals and other terms of awards for our executive officers for the 2016 Fiscal Year under the Executive Plan. Both goals must be achieved above a threshold level of performance for a cash incentive to be paid under the plan. The actual performance objectives for the 2016 Fiscal Year are (amounts in millions):

Objective	Threshold	Intermediate	Target	Maximum
Revenue	$116.64	$123.50	$137.22	$157.80
Cash(1)	$19.69	$20.84	$23.16	$26.63

(1)
Cash is calculated as of the end of the fiscal year.

        Awards earned under the Executive Plan are based on a sliding scale formula that is weighted to emphasize the cash performance goal and is designed to reward performance that exceeds target. This incentive provides a moderate award for performance that is above the threshold level but below the intermediate level, an intermediate award of approximately 40% of the target incentive for performance that is 90% of the target cash incentive, and a maximum award of 150% of the target cash incentive. The potential cash incentives that could be paid to each executive officer for the 2016 Fiscal Year are summarized in the table below.

2016 Fiscal Year Executive Annual Incentive Program Opportunity

		Incentive Opportunity(1)
	Target Incentive Percentage of Salary
Executive Officer		Intermediate	Target	Maximum
Darren R. Jamison	100%	$195,000	$487,500	$731,250
James Crouse	55%	61,600	157,080	231,000
Jayme L. Brooks	45%	44,550	113,603	167,063
Richard B. Lewis	45%	39,870	101,669	149,513

(1)
Potential payouts are approximate because of interpolation.

        Following the end of the 2016 Fiscal Year, the Compensation Committee will determine whether and the extent to which the applicable performance targets were satisfied. The Compensation Committee will determine if an award payout is earned based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. The Compensation Committee has discretion to reduce any payments that would otherwise be made under the awards based on the achievement of the performance goals. For example, a payment could be reduced if the Compensation Committee determined that the executive officer failed to achieve individual or departmental goals that are unrelated to the Company's overall performance.

        Clawbacks.    If it is determined after the payment of a cash incentive pursuant to an award that individual or Company performance upon which the payment was based was fraudulently represented, or was based on the Company's non-compliance with applicable laws or listing standards or based on any other circumstances giving rise to a legal requirement that compensation be returned to the Company, the Company reserves the right to require the return of that payment. In addition, if it is determined after the payment of any award under the PRSU Program described below that individual and department performance upon which the award was based was fraudulently represented, the Company reserves the right to require the return of the award. The Compensation Committee will consider similar clawback policies with respect to other compensation plans in connection with future rule-making under the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd- Frank").

        Equity Awards in the 2016 Fiscal Year.    Pursuant to the Compensation Committee's increased emphasis on performance-based compensation, the target long-term incentive mix for Mr. Jamison for the 2016 Fiscal Year is 25% stock options, 25% RSUs and 50% PRSUs. The Compensation Committee intends to incorporate PRSUs into the long-term incentive mix for the Named Executive Officers other than Mr. Jamison in future years. Accordingly, in April 2015, the Compensation Committee granted long-term equity incentives under the Incentive Plan as follows:

Executive Officer	Stock Options	RSUs	PRSUs
Darren R. Jamison	153,800	100,000	200,000
James R. Crouse	143,600	40,000	—
Jayme L. Brooks	107,700	40,000	—
Richard B. Lewis	89,700	25,000	—

        All options granted in April 2015 to Named Executive Officers vest 25% on the first anniversary date and monthly thereafter on a pro rata basis over the next 36 months and expire ten years from the grant date. The RSUs vest in increments of 25% on each anniversary of the date of grant. The PRSUs granted to Mr. Jamison vest based upon meeting performance criteria; any earned awards vest 50% at the end of the performance measurement period and 50% one year thereafter. Additional information regarding equity awards is set forth above under "—Components of Compensation—Long-Term Equity

Incentives." Towers Watson provided comments and considerations and survey data that was relied on by the Compensation Committee in making these determinations.

        PRSU Program.    In May 2014, the Compensation Committee approved the PRSU Program, which is applicable to certain senior employees (including the Named Executive Officers). The PRSU Program will focus on two financial objectives with equal weighting: three-year cumulative gross margin as a percent of three-year cumulative revenue and total shareholder return ("TSR") relative to the TSR performance of companies in the Ardour Global Alternative Energy Index North America. The PRSU Program will have a three-year performance measurement period. The performance measurement period will begin on April 1 of the first fiscal year and end on March 31 of the third fiscal year. The program is intended to have overlapping performance measurement periods (e.g., a new three-year cycle begins each year on April 1), subject to Compensation Committee approval. The Chief Executive Officer is the only participant for the 2015 and 2016 Fiscal Years. At the end of each performance measurement period, the Compensation Committee will determine the achievement against the performance objectives. Any earned PRSU awards will vest 50% after the end of the performance measurement period and 50% one year thereafter. Remaining eligible employees will be considered for participation in future years.

        Anti-Hedging Policy.    The Company's insider trading policy directs officers and directors of the Company to obtain clearance from the Company's Compliance Officer prior to engaging in short sales of the Company's common stock prohibited by Section 16(c) of the Exchange Act, i.e., sales of shares which the insider does not own at the time of sale, or sales of common stock against which the insider does not deliver the shares within 20 days after the sale involving the Company's securities, including the Company's common stock, options or warrants. The insider trading policy further directs officers, directors, and employees designated by the Company's executive officers as more likely to have access to material, nonpublic information (and their family members, including spouses, minor children, or any other family members living in the same household) not to directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety (such as the purchase of put or call options or the writing of such options).

Role of Compensation Consultant

        The Compensation Committee focuses on attracting, retaining and motivating a highly qualified group of executive officers. They believe that doing so is in the best interests of the Company, its stockholders and other constituencies. In the near-term, the Compensation Committee has engaged Towers Watson, an international compensation consulting firm, as its consultant in determining appropriate compensation for our executive officers, including our Named Executive Officers. As a part of its consulting services, Towers Watson collects and analyzes competitive pay data, trends and market practices. They also provide compensation consulting services to the Company for individuals who are not executive officers.

        In setting compensation, the Compensation Committee reviews information from its Compensation Consultant regarding comparative market data, including comprehensive analyses of total compensation and compensation components based on published survey data sized to our annual revenue.

        The Compensation Committee has determined that the competitive analysis provided by its Compensation Consultant includes a sufficiently large and relevant group of companies for purposes of comparing compensation data. The Compensation Committee considers all relevant information from compensation surveys and does not exclude data in determining compensation for our executive officers. The compensation reports provided by the Compensation Consultant include detailed information regarding base salary, target cash incentive, target total cash, actual total cash, estimated value of long-term incentive compensation and target total direct compensation for individuals deemed to be comparable to our executive officers in the peer group. The Compensation Committee uses this information to assess the levels of compensation that are appropriate for our executive officers, including the Named Executive Officers.

        The Compensation Committee has determined that the Compensation Consultant's work as our compensation consultant in the 2015 Fiscal Year did not raise any conflicts of interest.

Risk Assessment

        To determine the level of risk arising from our compensation policies and practices, the Company conducted an executive compensation risk assessment during the 2015 Fiscal Year under the oversight of the Compensation Committee. The Compensation Committee reviewed the assessment following the 2015 Fiscal Year and determined that it remained relevant. This assessment examined the Company's compensation programs. Several areas of potential compensation risk were reviewed, including affordability of compensation packages; Board and Compensation Committee practices; compensation philosophy; the design of our compensation programs; elements of compensation and retention exposure. The Compensation Committee noted that the Company's compensation programs contain many provisions designed to mitigate risk and protect stockholder interests, including, but not limited to, the following:

  •
  Long-term incentive awards are in the form of stock options and restricted stock units with no payout holdbacks or payment in cash in lieu of stock;

  •
  Under the performance-based cash incentive program discussed above, payments to the Named Executive Officers are predicated on achieving threshold performance on two predetermined metrics and are limited to a maximum total payout;

  •
  The performance-based cash incentive program for all executives is based on strategic financial and operational business objectives that are aligned with the Company's long-term strategy and stockholder interests;

  •
  No employees are subject to an employment agreement other than Mr. Jamison's change of control agreement;

  •
  The Compensation Committee reviews information from other publicly-traded technology and manufacturing industry companies of similar size and reviews the composition of the peer group annually;

  •
  Payments to Named Executive Officers may be subject to clawback if it is determined after the payment of a cash incentive pursuant to an award that individual or Company performance upon which the payment was based was fraudulently represented, or was based on the Company's non-compliance with applicable laws or listing standards or based on any other circumstances giving rise to a legal requirement that compensation be returned to the Company, and may additionally be subject to clawback pursuant to policies to be determined by the Compensation Committee in connection with future rule-making under Dodd-Frank; and

  •
  Stock ownership guidelines are in place for senior executives (including the Named Executive Officers) and Board Members in order to further align their interests with those of stockholders.

  •
  The provisions of the Company's insider trading policy with respect to hedging transactions discussed above.

        Based upon the assessment, the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our Named Executive Officers. Qualifying performance-based compensation, however, is fully deductible without regard to the general Section 162(m) limits if certain requirements are met. Section 162(m) also permits full deductibility for certain employee benefit plan contributions, sales commissions and other payments. The Compensation Committee intends that our incentive compensation programs qualify for an exception to the limitations of Section 162(m) whenever possible so that we may fully deduct compensation paid to our Named Executive Officers under these programs. Cash incentive and stock option awards generally are granted under the Executive Plan or the Incentive Plan so that they may be fully deductible as "performance-based compensation" under Section 162(m). Payments to Named Executive Officers are limited under the Executive Plan to an aggregate $4 million under any award.

        We have made equity incentive awards to certain of our Named Executive Officers as an inducement for them to commence employment with the Company that will not qualify as performance-based compensation under Section 162(m). If amounts realized under these awards exceed the Section 162(m) limitation, they may not be deductible from the Company's taxable income, if any, at that time. Payments under these equity incentives are generally conditioned on long-term increases in stockholder value. In making these equity incentive awards, the Compensation Committee determined that the need to attract capable individuals to the Company through a meaningful inducement outweighed the potential inability to deduct a portion of the compensation for federal income tax purposes.

Compliance

        The responsibilities and authority of the Compensation Committee are set forth in its charter, which is intended to set forth best practices for compensation. The members of the Compensation Committee are all "independent directors," as defined under Nasdaq rules. Change of control equity incentive awards are granted by the Compensation Committee in a manner that is intended to satisfy SEC Rule 16b-3 under the Exchange Act. As further discussed below, incentive compensation is awarded in a manner that is intended to qualify the payments as "performance-based compensation" within the meaning of Section 162(m) of the Code.

Conclusion

        The Compensation Committee believes that its decisions with respect to compensation paid to the Named Executive Officers for the 2015 Fiscal Year and the prospective compensation structure for the 2016 Fiscal Year and beyond are consistent with the goals outlined at the beginning of this Compensation Discussion and Analysis.

 EXECUTIVE OFFICERS OF THE COMPANY

        The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
Darren R. Jamison	49	President & Chief Executive Officer
James D. Crouse	52	Executive Vice President of Sales & Marketing
Jayme L. Brooks	44	Chief Financial Officer & Chief Accounting Officer
Richard B. Lewis	57	Vice President of Operations

        The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company who are not members of the Company's Board of Directors:

        James D. Crouse.    Mr. Crouse joined us in February 2007 as Executive Vice President of Sales & Marketing. He leads Capstone's Sales, Marketing and Product Development efforts globally. Since joining Capstone, Mr. Crouse has helped us bring several new clean energy and renewable microturbine products to market. Mr. Crouse is a member of the board of the World Alliance for Decentralized Energy (WADE), a business accelerator associated with the worldwide development of high efficiency cogeneration, onsite power and decentralized renewable energy systems that deliver substantial economic and environmental benefits. He most recently served as the Chairman of the Board of WADE. WADE's membership includes more than 200 corporate leaders in the decentralized-energy industry and national cogeneration and decentralized energy associations worldwide. In December 2010, U.S. Secretary of Commerce Gary Locke named Mr. Crouse to the Renewable Energy and Energy Efficiency Advisory Committee, a national advisory committee of leading U.S. renewable energy and energy efficiency companies. Mr. Crouse was re-appointed in 2012 and is one of 37 members on this committee which will advise the Secretary of Commerce on the development and implementation of programs and policies to help expand the global competitiveness of the U.S. renewable energy and energy efficiency industries. Mr. Crouse has testified before Congress on a number of issues. Most recently, he testified on Capstone's innovative technology and opportunities for combined heat and power in the energy efficiency sector. Prior to joining Capstone, Mr. Crouse was President of Navitas Consulting, where he specialized in assisting client companies with growing their businesses. Prior to his employment with Navitas Consulting, Mr. Crouse was General Manager of the Gas Engine Group for Valley Power Systems, the GE Jenbacher distributor. Additionally, Mr. Crouse served as President of JST Energy and Vice President of Crown Engineering & Construction. Mr. Crouse is a member of the California Association of Building Energy Consultants, and he is a licensed General Engineering Contractor "A" in California.

        Jayme L. Brooks.    Ms. Brooks has served as our Chief Financial Officer and Chief Accounting Officer since April 2015. She most recently served as Vice President of Finance and Chief Accounting Officer from November 2008 to April 2015. She previously served as Vice President of Financial Planning and Analysis, Interim Chief Accounting Officer and Director of Financial Reporting of the Company. Previously, she served as Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management needs, technology renewal services, software tools and portfolio management. Ms. Brooks holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Ms. Brooks is a Certified Public Accountant licensed in California and a member of Financial Executives International.

        Richard B. Lewis.    Mr. Lewis has served as our Vice President, Operations since May 2014. Most recently, Mr. Lewis served as Vice President of Operations of Meggitt Safety Systems, Inc. ("MSSI"), a

producer of aircraft and industrial fire protection and safety systems, from 2012 to 2014. Prior to his employment with MSSI, Mr. Lewis was an independent global supply chain consultant from 2009 to 2012. Prior to his time as a consultant, Mr. Lewis spent 12 years with AeroVironment, Inc. ("AV"), a publicly- traded designer and manufacturer of energy systems, electric vehicle systems and unmanned aerial vehicles. Mr. Lewis held positions of increasing responsibility with AV, culminating with his appointment as Vice President of Global Supply Chain and Procurement. Mr. Lewis holds a Bachelor of Arts in Economics from the University of Massachusetts.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below sets forth the compensation of the Company's principal executive officer, principal financial officer and the three other most highly compensated executive officers during the 2015 Fiscal Year. These individuals are referred to in this Proxy Statement as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Darren R. Jamison	2015	$464,000	$—	$140,000	$141,604	$—	$5,626		$751,230
President & Chief Executive	2014	464,000	—	$153,336	$352,872	$19,843	5,856		$995,907
Officer	2013	450,500	—	147,288	391,939	373,915	5,766		1,369,408
Jayme L. Brooks	2015	225,000	—	35,000	82,587	—	4,923		347,510
Chief Financial Officer &	2014	220,000	—	20,442	47,073	2,822	4,857		295,194
Chief Accounting Officer	2013	214,032	—	21,038	55,989	53,294	5,074		349,427
James D. Crouse	2015	250,000	—	56,000	132,213	—	64,280	(5)	502,493
Executive Vice President of	2014	245,000	—	61,336	141,161	55,725	69,170	(5)	572,392
Sales & Marketing	2013	240,000	—	63,125	167,975	149,250	4,302		624,652
Richard B. Lewis(6)	2015	215,000	—	95,000	250,325	—	4,176	(5)	564,501
Vice President of Operations
Edward I. Reich(7)	2015	282,000	—	56,000	132,213	—	3,339		473,552
Former Executive Vice	2014	275,000	—	61,336	141,161	6,468	1,908		485,873
President & Chief Financial	2013	267,000	—	63,125	167,975	110,805	2,131		611,036
Officer

(1)
This column represents the aggregate grant date fair value of RSUs granted in the years presented in accordance with SEC rules. For RSUs, fair value is calculated using the closing price of Capstone's stock on the date of grant. For a discussion of the valuation assumptions, see Note 10 to the Company's financial statements included in the Company's Annual Report on Form 10-K for the 2015 Fiscal Year. The amounts shown exclude any estimate of future forfeitures and reflect the effect of any actual forfeitures.

(2)
This column represents the aggregate grant date fair value of stock options granted in the years presented in accordance with SEC rules. For a discussion of valuation assumptions, see Note 10 to the Company's financial statements included in the Company's Annual Report on Form 10-K for the 2015 Fiscal Year. The amounts shown exclude any estimate of future forfeitures and reflect the effect of any actual forfeitures.

(3)
This column represents bonuses paid pursuant to the Executive Plan.

(4)
This column represents Company contributions to the 401(k) plan and premiums paid by the Company for life insurance.

(5)
Includes cash disbursement in lieu of fringe benefit accruals.

(6)
Mr. Lewis was not an employee of the Company prior to the 2015 Fiscal Year.

(7)
Mr. Reich left the Company to pursue other opportunities effective April 10, 2015.

Grants of Plan-Based Awards

        Information about each grant of a plan-based award made to a Named Executive Officer during the 2015 Fiscal Year is set forth in the table below.

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
						All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)							Grant Date Fair Value of Stock and Option Awards(6)
								Exercise or Base Price of Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum
Darren R. Jamison	N/A	$0	$473,280	$696,000		—	—	$—	$—
	05/14/2014	—	—	—		—	153,800	1.40	141,604
	05/14/2014	—	—	—		100,000	—	—	140,000
	05/14/2014	—	—	—	200,000	—	—	—	312,040
Jayme L. Brooks	N/A	0	68,850	101,250		—	—	—	—
	05/14/2014	—	—	—		—	89,700	1.40	82,587
	05/14/2014	—	—	—		25,000	—	—	35,000
James D. Crouse(7)	N/A	—	132,713	—		—	—	—	—
	05/14/2014	—	—	—		—	143,600	1.40	132,213
	05/14/2014	—	—	—		40,000	—	—	56,000
Richard B. Lewis	N/A	0	98,685	145,125		—	—	—	—
	05/12/2014	—	—	—		—	250,000	1.52	250,325
	05/12/2014	—	—	—		62,500	—	—	95,000
Edward I. Reich(8)	N/A	0	158,202	232,650		—	—	—	—
	05/14/2014	—	—	—		—	143,600	1.40	132,213
	05/14/2014	—	—	—		40,000	—	—	56,000

(1)
The estimated payouts shown reflect cash bonus awards granted under the Executive Plan, where receipt is contingent upon the achievement of specified performance goals. No amounts are payable if the minimum threshold performance levels are not achieved. See the section above entitled "COMPENSATION DISCUSSION AND ANALYSIS—Components of Compensation—Annual Performance-Based Cash Incentives" for more information about the awards.

(2)
Amount represents the potential payout under the PRSUs granted in 2014. Performance goals under the PSUs will be measured as of December 31, 2015. The vesting schedule of the PRSU award pursuant to which these units were issued for the first performance measurement period is 50% on March 31, 2016 and 50% on March 31, 2017. The second performance measurement period is 50% on March 31, 2017 and 50% on March 31, 2018. The number of units shown reflects the number of units that would vest based on achieving threshold performance goals. Based on Company projections, it is unlikely that the performance criteria will be met for the applicable PRSU performance measurement period.

(3)
Reflects shares of Common Stock underlying restricted stock units granted under the Incentive Plan, which vest in four equal installments on each anniversary of the grant date, conditioned on continued service to the Company as set forth in the Incentive Plan.

(4)
Reflects shares of Common Stock underlying stock options granted under the Incentive Plan, which vested 25% on May 14, 2015 (the first anniversary of the Compensation Committee's approval of the grant) and monthly thereafter on a pro rata basis over the next 36 months, conditioned on continued service to the Company as set forth in the Incentive Plan.

As an inducement to join the Company as Vice President of Operations, Mr. Lewis received a grant of equity securities effective upon the date of commencement of his employment on May 12, 2014. Conditioned on his continued employment, the options will vest 25% after one year and, thereafter, will vest pro rata each month over the next 36 months.

(5)
Reflects the fair market value of a share of Common Stock as the closing sales price of the Common Stock on the Nasdaq Global Market on the date of grant.

(6)
Reflects the aggregate grant date fair value computed in accordance with ASC 718.

(7)
The non-equity incentive plan award for Mr. Crouse for the 2015 Fiscal Year was based on a percentage of revenue that exceeds the revenue achieved during the 2014 Fiscal Year. Mr. Crouse did not receive an award based on the following percentages of revenue: 0.75% of revenue exceeding $133.1 million but not more than $150.8 million; plus 2.0% of revenue between $150.9 million and $173.4 million; plus 3.5% of revenue over $173.4 million.

(8)
Mr. Reich left the Company to pursue other opportunities effective April 10, 2015.

Outstanding Equity Awards at Fiscal Year-End

        Information about outstanding equity awards held by the Named Executive Officers as of the end of the 2015 Fiscal Year is set forth in the table below.

	Option Awards				Stock Awards
										Market or Payout Value of Unearned Units or Other Rights That Have Not Vested(3)
	Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested(3)		Market Value of Shares or Units of Stock That Have Not Vested(3)	Number of Unearned Units or Other Rights That Have Not Vested (#)
			Option Exercise Price	Option Expiration Date(2)
Name	Exercisable(1)	Unexercisable(1)
Darren R. Jamison	—	153,800	$1.40	05/14/2024	100,000	(4)	$65,000	200,000	(9)	$130,000
	282,325	306,875	0.92	04/09/2023	125,002	(5)	81,251
	401,040	182,290	1.01	08/30/2022	72,914	(6)	47,394
	140,625	9,375	1.64	06/08/2021	11,250	(7)	7,313
	360,000	—	1.05	06/09/2020	—		—
	650,000	—	0.80	04/08/2019	—		—
	350,000	—	0.87	12/10/2018	—		—
	2,000,000	—	1.27	12/18/2016	—		—
Jayme L. Brooks	—	89,700	1.40	05/14/2024	25,000	(4)	16,250
	37,663	40,937	0.92	04/09/2023	16,665	(5)	10,832
	57,290	26,040	1.01	08/30/2022	10,414	(6)	6,769
	40,594	2,706	1.70	06/13/2021	—		—
	86,600	—	1.05	06/09/2020	—		—
	125,000	—	0.85	11/25/2018	—		—
	50,000	—	5.58	09/12/2015	—		—
James D. Crouse	—	143,600	1.40	05/14/2024	40,000	(4)	26,000
	112,940	122,760	0.92	04/09/2023	50,002	(5)	32,501
	171,875	78,125	1.01	08/30/2022	31,250	(6)	20,313
	70,313	4,687	1.64	06/08/2021	3,750	(7)	2,438
	75,000	—	1.05	06/09/2020	—		—
	75,000	—	0.87	12/10/2018	—		—
	850,000	—	0.86	02/05/2017	—		—
Richard B. Lewis	—	250,000	1.52	05/12/2024	62,500	(8)	40,625
Edward I. Reich	—	143,600	1.40	05/14/2024	40,000	(4)	26,000
	112,940	122,760	0.92	04/09/2023	50,002	(5)	32,501
	171,875	78,125	1.01	08/30/2022	31,250	(6)	20,313
	70,313	4,687	1.64	06/08/2021	3,750	(7)	2,438
	150,000	—	1.05	06/09/2020	—		—
	150,000	—	0.87	12/10/2018	—		—
	750,000	—	1.52	01/15/2018	—		—
	75,000	—	2.91	08/22/2015	—		—

(1)
Options vest 25% on the first anniversary of the grant date and monthly thereafter on a pro rata basis over the next 36 months, conditioned on continued service to the Company.

(2)
All options terminate, if not sooner, at the expiration of 10 years following the grant date.

(3)
Based on the closing sales price of our Common Stock of $0.65 on the Nasdaq Global Market on March 31, 2015.

(4)
Restricted stock units vest in four equal installments on each anniversary of May 14, 2014, conditioned on continued service to the Company.

(5)
Restricted stock units vest in four equal installments on each anniversary of April 9, 2013, conditioned on continued service to the Company.

(6)
Restricted stock units vest in four equal installments on each anniversary of June 6, 2012, conditioned on continued service to the Company.

(7)
Restricted stock units vest in four equal installments on each anniversary of June 8, 2011, conditioned on continued service to the Company.

(8)
Restricted stock units vest in four equal installments on each anniversary of May 12, 2014, conditioned on continued service to the Company.

(9)
The vesting schedule of the PRSU award pursuant to which these units were issued for the first performance measurement period is 50% on March 31, 2016 and 50% on March 31, 2017. The second performance measurement period is 50% on March 31, 2017 and 50% on March 31, 2018. The number of units shown reflects the number of units that would vest based on achieving threshold performance goals. Based on Company projections, it is unlikely that the performance criteria will be met for the applicable PRSU performance measurement period.

Option Exercises and Stock Vested

        Information about the exercise of stock options and vesting of restricted stock units during the 2015 Fiscal Year for each Named Executive Officer is set forth in the table below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Darren R. Jamison	—	$—	15,000	(1)	$24,150	(1)
	—	—	11,250	(2)	18,113	(2)
	—	—	36,458	(3)	56,510	(3)
	—	—	41,668	(4)	92,086	(4)
Jayme L. Brooks	—	—	5,208	(3)	8,072	(3)
			5,555	(4)	12,277	(4)
James D. Crouse	—	—	4,500	(1)	7,245	(1)
	—	—	3,750	(2)	6,038	(6)
	—	—	15,625	(3)	24,219	(3)
			16,668	(4)	36,836	(4)
Edward I. Reich	—	—	5,000	(1)	8,050	(1)
	—	—	3,750	(2)	6,038	(2)
	—	—	15,625	(3)	24,219	(3)
	—	—	16,668	(4)	36,836	(4)

(1)
On June 9, 2014, RSUs vested and the market value of the stock was $1.61 per share.

(2)
On June 8, 2014, RSUs vested and the market value of the stock was $1.61 per share.

(3)
On June 6, 2014, RSUs vested and the market value of the stock was $1.55 per share.

(4)
On April 9, 2014, RSUs vested and the market value of the stock was $2.21 per share.

Potential Payments upon Termination or Change of Control

        The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change of control of the Company. In the event of termination of employment that is due to death or disability, the Named Executive Officers would have received full vesting of stock options and restricted stock units, as shown in the tables below upon a change in control; any other benefits payable in those circumstances would be made under nondiscriminatory insurance programs that are generally available to all employees. The amount of compensation payable to each Named Executive Officer if each situation occurred on March 31, 2015 is listed in the tables below. Mr. Reich left the Company to pursue other opportunities effective April 10, 2015. The amounts shown below reflect actual severance payments that were made under Mr. Reich's separation agreement, payable in accordance with the Company's regular payroll practices.

Mr. Jamison

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Termination Related to Change of Control
Cash Payments	$464,000	(1)	$696,000	(2)
Stock Options (unvested)	—		—	(3)
Restricted Stock Units (unvested)	—		200,958	(4)
Insurance Benefits	18,670	(5)	28,005	(6)

Total	$482,670		$924,963

(1)
Reflects a severance payment of Mr. Jamison's annual base salary as of March 31, 2015 payable over a period of 12 months after termination, in accordance with a written agreement with Mr. Jamison dated December 18, 2006. This agreement was amended and restated effective June 14, 2012 to extend its term until June 14, 2015 and further amended effective June 14, 2015 to extend its term until June 14, 2018. Following the 2015 Fiscal Year, in April 2015, the Compensation Committee increased the base salary of Mr. Jamison from $464,000 to $487,200.

(2)
Reflects a lump sum severance payment equal to 18 months of Mr. Jamison's base salary as of March 31, 2015, in accordance with a written agreement with Mr. Jamison dated December 18, 2006. This agreement was amended and restated effective June 14, 2012 to extend its term until June 14, 2015 and further amended effective June 14, 2015 to extend its term until June 14, 2018.

(3)
Reflects the value of the shares of Common Stock underlying outstanding, unvested stock options that become exercisable following a change in control, based on the market value of $0.65 per share on March 31, 2015, assuming exercise prices reported on the table "Outstanding Equity Awards at Fiscal Year-End." Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(4)
Reflects the value of the shares of Common Stock underlying outstanding, unvested restricted stock units that become vested following a change in control, based on the market value of $0.65 per share on March 31, 2015. Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(5)
Reflects payment of health benefit premiums to be paid for a period of 12 months.

(6)
Reflects payment of health benefit premiums to be paid for a period of 18 months.

Ms. Brooks

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Termination Related to Change of Control
Cash Payments	$112,500	(1)	$225,000	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		33,851	(3)
Insurance Benefits	9,175	(4)	18,349	(5)

Total	$121,675		$277,200

Mr. Crouse

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Termination Related to Change of Control
Cash Payments	$125,000	(1)	$250,000	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		81,251	(3)
Insurance Benefits	9,191	(4)	18,381	(5)

Total	$134,191		$349,632

Mr. Lewis

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Termination Related to Change of Control
Cash Payments	$107,500	(1)	$215,000	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		40,625	(3)
Insurance Benefits	4,557	(4)	9,114	(5)

Total	$112,057		$264,739

Mr. Reich

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause
Cash Payments	$285,000
Insurance and Outplacement Benefits	20,277

Total	$305,277

(1)
Reflects a severance payment of six months of the executive's base salary as of March 31, 2015 under our Severance Plan (as defined below). Following the 2015 Fiscal Year, in April 2015, the Compensation Committee increased the base salary of Ms. Brooks from $225,000 to $247,500, Mr. Crouse from $250,000 to $280,000; and Mr. Lewis from $215,000 to $221,450.

(2)
Reflects a lump sum severance payment equal to 12 months of the executive's annual base salary plus cash incentive compensation for the year in which the effective date of the change in control occurs under our Change of Control Plan (as defined below).

(3)
Reflects the value of the shares of Common Stock underlying outstanding, unvested restricted stock units that become vested following a change in control, based on the market value of $0.65 per share on March 31, 2015. Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(4)
Reflects payment of health benefit premiums to be paid for a period of six months.

(5)
Reflects payment of health benefit premiums to be paid for a period of 12 months.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        The Board of Directors adopted the Change of Control Severance Plan (the "Change of Control Plan") in April 2002. The Change of Control Plan is applicable to each member of management designated by the Board of Directors, including the Named Executive Officers. In the event that a participant is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change in control of the Company (as defined by the Change of Control Plan), the participant will receive a payment equal to his or her annual base salary plus the cash incentive compensation for the year in which the effective date of the change in control occurs, as well as continuation of health plan benefits for 12 months. However, Mr. Jamison is a party to an agreement that provides he will receive an enhanced payment equal to his base salary over a period of 18 months. This agreement was amended effective June 14, 2015 to extend its term until June 14, 2018.

        Separate from the Change of Control Plan, the Company adopted the Capstone Turbine Corporation Severance Pay Plan (the "Severance Plan") in May 2002. The Severance Plan provides that each member of management reporting to the Chief Executive Officer and/or the President, including the Named Executive Officers, whose employment is involuntarily terminated without cause will receive, upon signing a release, a payment equal to such person's salary for six months. However, Mr. Jamison is a party to an agreement that provides he will receive an enhanced payment equal to his base salary over a period of 12 months. This agreement was amended effective June 14, 2015 to extend its term until June 14, 2018. Payments under the Severance Plan are reduced by any benefits received under the Change of Control Plan or under any other severance agreement with the Company.

        The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        Stock awards or options to purchase Common Stock have been issued to Named Executive Officers as inducement grants or pursuant to the Incentive Plan that become fully vested or exercisable if a participant is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

 COMPENSATION OF DIRECTORS

        Mr. Jamison, the Company's President and Chief Executive Officer, does not receive compensation for serving as a member of the Board of Directors. Information about the compensation of the non-employee directors for the 2015 Fiscal Year is set forth in the table below.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Gary D. Simon	$52,497	$35,000	$87,497
Richard K. Atkinson	40,000	35,000	75,000
John V. Jaggers	34,997	35,000	69,997
Noam Lotan	37,498	35,000	72,498
Gary J. Mayo	42,500	35,000	77,500
Eliot G. Protsch	42,495	35,000	77,495
Holly A. Van Deursen	42,492	35,000	77,492
Darrell J. Wilk	39,995	35,000	74,995

(1)
Includes stock awards granted to non-employee directors who elect to take payment of all or any portion of their directors' fees in stock in lieu of cash. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive, in lieu of all or any portion of his or her annual retainer or committee fee cash payment, a stock award. The award is calculated by dividing the amount of the fee by the fair market value of a share of Common Stock on the date the fee is payable. For the 2015 Fiscal Year, 35% of the amounts of the aggregate directors' fees were paid in the form of stock.

(2)
This column represents the aggregate grant date fair value of stock awards granted during the 2015 Fiscal Year. For a discussion of valuation assumptions, see Note 10 to the Company's financial statements included in the Company's Annual Report on Form 10-K for the 2015 Fiscal Year.

As of March 31, 2015, Mr. Protsch held options to purchase 60,000 shares, Mr. Jaggers held options to purchase 70,000 shares, Mr. Lotan held options to purchase 91,600 shares, Messrs. Atkinson, Simon and Wilk each held options to purchase 81,600 shares, Ms. Van Deursen held options to purchase 61,600 shares, and Mr. Mayo held options to purchase 51,600 shares. As of March 31, 2015, Messrs. Simon, Atkinson, Jaggers, Lotan, Mayo, Protsch, Wilk and Ms. Van Deursen each held 27,777 RSUs that will vest on the date of the Annual Meeting.

        In 2015, each non-employee director received an annual grant of RSUs with a market value of approximately $35,000, based on the value of our Common Stock on the date of grant. The stock awards will become vested upon completion of the annual term of the Board of Directors that included the date of grant.

        During the 2015 Fiscal Year, each non-employee director received a cash and stock-based retainer of $30,000. The Chairman of the Board of Directors received an additional $15,000 annual retainer. Each non-employee director who served on the Audit Committee received a $7,500 annual retainer; except the Chairman of the Audit Committee who received $10,000 annual retainer. Each non-employee director of who served on the Compensation and Nominating and Corporatee Governance Committees received $5,000 annual retainer; except the Chairman of the compensation and nominating and governance committees who received $7,500 annual retainer. Non-employee directors may elect to receive shares of Common Stock in lieu of any cash retainer, based on the fair market value of Common Stock on the date that cash would have otherwise been paid. All payments are paid quarterly in arrears. If requested, all director expenses incurred in attending the Board of Directors or committee meetings are reimbursed by the Company.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth information regarding securities authorized for issuance under equity compensation plans as of March 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders
Incentive Plan Stock Options	9,363,363		$1.28		3,206,800	(1)
Incentive Plan Stock Bonus Awards	1,774,824		—		—
2000 Employee Stock Purchase Plan	—		—		409,569
Equity Compensation Plans Not Approved by Stockholders
Inducement Stock Options	3,800,000	(2)	$1.28		—
Inducement Restricted Stock Units	93,750	(3)	—		—

Total	15,031,937		$1.28	(4)	3,616,369

(1)
The shares available for stock options, restricted stock, RSUs and other awards under the Incentive Plan are included in this number.

(2)
Consists of stock options granted outside of the Incentive Plan at exercise prices equal to the fair market value of the Company's Common Stock, as inducement grants to executive officers and other employees of the Company since June 2006. Included in the 3,800,000 shares of Common Stock were options to purchase 2,000,000 shares of Common Stock granted to Mr. Jamison, options to purchase 850,000 shares of Common Stock granted to Mr. Crouse, options to purchase 250,000 shares of Common Stock granted to Mr. Lewis and options to purchase an aggregate of 700,000 shares of Common Stock granted to three former employees. Although the options were not granted under the Incentive Plan, they are governed by terms and conditions similar to those set forth in the Incentive Plan.

(3)
Consists of RSUs granted outside of the Incentive Plan as inducement grants of 62,500 RSUs to Mr. Lewis in May 2014 and 31,250 RSUs to a former employee of the Company in September 2012.

(4)
The weighted-average exercise price does not take into account RSUs as there is no exercise price associated with RSUs.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The tables below set forth certain information as of July 1, 2015 (unless otherwise indicated) regarding beneficial ownership of Common Stock by: (1) each director, nominee for director and Named Executive Officer of the Company; (2) all directors and executive officers as a group; and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. As of July 1, 2015, there were 330,698,612 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Name of Beneficial Owner**	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Blackrock, Inc.	19,743,623	5.97%
40 East 52nd Street
New York, NY 10022(2)
Darren R. Jamison	5,066,619	1.51%
Edward I. Reich	1,621,362	*
James D. Crouse(3)	1,565,983	*
John V. Jaggers(4)	626,354	*
Jayme L. Brooks	521,329	*
Eliot G. Protsch	402,961	*
Darrell J. Wilk	313,559	*
Gary D. Simon	272,323	*
Holly A. Van Deursen	219,265	*
Noam Lotan	184,668	*
Richard K. Atkinson	172,108	*
Gary J. Mayo	137,429	*
Richard Lewis	87,055	*
Directors and executive officers as a group (12 persons)	11,191,015	3.30%

*
Less than one percent.

**
Unless otherwise indicated, the address of each person listed is c/o Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311.

(1)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from July 1, 2015, are deemed outstanding. In addition, RSUs that will vest within 60 days of July 1, 2015 are deemed outstanding. The total number of shares of Common Stock underlying options, pursuant to which such individuals have rights to acquire beneficial ownership of Common Stock within 60 days, and the total number of RSUs that vest within 60 days is as follows:

Name	Shares Underlying Options	RSUs
Darren R. Jamison	4,363,566	114,375
Edward I. Reich	1,505,284	71,199
James D. Crouse	1,455,284	46,043
John V. Jaggers	70,000	27,777
Jayme L. Brooks	444,751	17,012
Eliot G. Protsch	60,000	27,777
Darrell J. Wilk	81,600	27,777
Gary D. Simon	81,600	27,777
Holly A. Van Deursen	61,600	27,777
Noam Lotan	70,000	27,777
Richard K. Atkinson	81,600	27,777
Gary J. Mayo	51,600	27,777
Richard Lewis	78,125	15,625
(2)
The number of shares listed as beneficially owned by Blackrock, Inc. includes shares held by certain of its affiliates. Information is based solely on a Schedule 13G/A filed by Blackrock, Inc. on January 29, 2015. Blackrock, Inc. has sole voting power with respect to 20,876,282 shares and sole dispositive power with respect to 21,616,801 shares.

(3)
Mr. Crouse disclaims beneficial ownership of 20,000 shares transferred to his two youngest children.

(4)
The ownership includes: (a) 9,728 shares of Common Stock held by Sevin Rosen VII Affiliates Fund, L.P.; (b) 16 shares of Common Stock held by SRB Associates VII L.P.; and (c) 616,610 shares directly owned by Mr. Jaggers. Mr. Jaggers is a general partner of SRB Associates VII L.P. (the general partner of Sevin Rosen VII Affiliates Fund L.P.) and may be deemed to have shared power to dispose of and vote these shares. Mr. Jaggers disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires certain of the Company's executive officers, directors and persons who own more than 10% of our Common Stock (each, a "Reporting Person") to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the 2015 Fiscal Year all holdings and reportable transactions by such Reporting Persons in Company securities were reported on a timely basis pursuant to Exchange Act Section 16(a) filing requirements except the following: Mr. Simon filed a delinquent Form 4 with respect to one transaction relating to the acquisition of shares of our Common Stock.

Code of Business Conduct and Code of Ethics

        The Company has adopted a Code of Business Conduct that applies to all directors, officers and employees of the Company. All directors, officers and employees of the Company are expected to be committed to the highest standards of honest, ethical and legal behavior. In addition, the Company has adopted a Code of Ethics that applies to the Chief Executive Officer, the Chief Financial Officer and senior financial officers of the Company. The Code of Ethics addresses the unique role of these officers in corporate governance. Each officer subject to the Code of Ethics is subject to, and has agreed to abide by, the Code of Business Conduct. The Board of Directors reviews the Code of Ethics and Code of Business Conduct on an annual basis or more often, if necessary. The Code of Ethics and Code of Business Conduct are available on the Company's website at www.capstoneturbine.com.

Corporate Governance Principles

        The Company takes corporate governance responsibilities very seriously. In July 2004, the Board of Directors adopted Corporate Governance Principles to address the Board of Directors' governance role and functions. The Corporate Governance Principles describe the role of the Board of Directors and provide a framework for, among other things, issues such as director selection and qualifications, director compensation, meetings of the Board of Directors, selection of the Chief Executive Officer and director orientation and continuing education. The Board of Directors reviews the Company's Corporate Governance Principles on an annual basis or more often, if necessary. The Corporate Governance Principles are available on the Company's website at www.capstoneturbine.com.

Related Person Transactions Policies and Procedures

        The Audit Committee has adopted written policies and procedures regarding related party transactions. The policies and procedures require that the Audit Committee, whose members are all independent directors, review and approve all related party transactions. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person's interest in the transaction and, in the case of directors and officers, whether the provisions of Section 144 of the Delaware General Corporation Law have been met. Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction.

Additional Information

        Capstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Capstone may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the Public Reference Room may be obtained by calling (800) SEC-0330. In addition, the filings made by Capstone with the SEC may be accessed by way of the SEC's Internet address, www.sec.gov.

A copy of this Proxy Statement and our 2015 Annual Report has been posted on the Internet and is available by following the instructions in the Notice of Internet Availability. Capstone will undertake to provide promptly without charge to each person to whom a copy of the proxy statement is delivered, upon the written request of any such person, a copy of Capstone's Annual Report on Form 10-K for the period ended March 31, 2015 as filed with the SEC. Requests for such copies should be addressed to: Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attn: Investor Relations.

 Appendix A

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAPSTONE TURBINE CORPORATION

        Capstone Turbine Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

          (1)   The name of the Corporation is Capstone Turbine Corporation.

          (2)   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 2000. The Certificate of Incorporation was amended and restated on June 22, 2000 and subsequently amended and restated on July 5, 2000.

          (3)   Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment hereby amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation by deleting Section (a) of Article III in its entirety and substituting in lieu thereof the following:

"ARTICLE III.

        (a)   The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is five hundred twenty-five million (525,000,000) shares. The total number of shares of Common Stock which the Corporation shall have authority to issue is five hundred fifteen million (515,000,000) shares, and the par value of each share of Common Stock is one-tenth of one cent ($0.001). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is ten million (10,000,000) shares, and the par value of each share of Preferred Stock is one-tenth of one cent ($0.001). The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. Effective as of 4:30 p.m. Eastern Standard Time on the date of the filing of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Effective Time"), each [            ] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the "Reverse Stock Split"). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an "Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

          (4)   This Certificate of Amendment was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority Corporation's outstanding stock entitled to vote thereon at the 2015 annual meeting of stockholders in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

A-1

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this       day of                        , 2015.

Darren Jamison President and Chief Executive Officer

A-2

 Appendix B

AMENDMENT TO THE
CAPSTONE TURBINE CORPORATION
AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

        THIS AMENDMENT to the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, as amended (the "Plan"), is made by Capstone Turbine Corporation (the "Company") to be effective as provided herein.

RECITALS:

        WHEREAS, the Company established the Plan as an equity incentive plan and last amended and restated the Plan effective August 30, 2012 upon approval by the stockholders of the Company at the 2012 annual meeting of stockholders;

        WHEREAS, the Company desires to amend the Plan to authorize an additional 9 million shares of common stock available for issuance under the Plan, subject to adjustment by the Committee (as defined in the Plan), pursuant to Section 14 of the Plan, for any changes in capitalization of the Company.

        NOW, THEREFORE, pursuant to authorization of the Company's board of directors, the Plan is hereby amended as set forth below, to be effective upon the approval of this amendment by the stockholders of the Company at the annual meeting of Stockholders on August 27, 2015:

1.     Section 3 is restated as follows:

          3.     Stock Subject to the Plan.    Subject to the provisions of Section 14, Common Stock will be issued with respect to Awards and the maximum aggregate number of Shares which may be issued hereunder is 36,980,000; provided, however, that the maximum aggregate number of Shares which may be issued upon exercise of Incentive Stock Options is 29,180,000 Shares. Shares issued hereunder may be authorized but unissued or reacquired Common Stock. If an Award is forfeited or becomes unexercisable without having been exercised in full, or an Option is surrendered pursuant to an Option Exchange Program, the Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify under section 422 of the Code.

[Remainder of Page Intentionally Left Blank]

B-1

        IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to the Plan pursuant to authorization from the Company.

CAPSTONE TURBINE CORPORATION
By:
Its:

B-2

CAPSTONE TURBINE CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 26, 2015.

Vote by Internet • Go to www.envisionreports.com/CPST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A

Proposals — This proxy will be voted as directed. If no contrary direction is indicated, this proxy will be voted (i) FOR the election of the directors listed below, and (ii) FOR each of proposals 2, 3, 4 and 5.

1.	Election of Directors:	01 - Gary D. Simon	02 - Richard K. Atkinson	03 - Darren R. Jamison	04 - Noam Lotan
05 - Gary J. Mayo	06 - Eliot G. Protsch	07 - Holly A. Van Deursen	08 - Darrell J. Wilk

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

For	Against	Abstain	For	Against	Abstain
2.	Approval of an amendment to Capstone’s Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding shares of Common Stock by a ratio in the range of 1-for-5 and 1-for-20, as determined in the sole discretion of our Board of Directors;	☐	☐	☐	3.	Approval of an Amendment to the Capstone Turbine Corporation 2000 Equity Incentive Plan;	☐	☐	☐
4.	Advisory vote on the compensation of the Company’s named executive officers as presented in the proxy statement;	☐	☐	☐	5.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016; and	☐	☐	☐
6.	In their discretion, the proxies may vote upon any and all other matters as may properly come before the meeting or any adjournment or postponement thereof.
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

CAPSTONE TURBINE CORPORATION

21211 NORDHOFF STREET

CHATSWORTH, CALIFORNIA 91311

2015 ANNUAL MEETING OF STOCKHOLDERS

AUGUST 27, 2015

YOUR VOTE IS IMPORTANT TO CAPSTONE

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE PROXY CARD MUST BE SIGNED AND DATED.

Important notice regarding the Internet availability of proxy materials for the 2015 Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: www.envisionreports.com/CPST

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CAPSTONE TURBINE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPSTONE TURBINE CORPORATION PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 27, 2015

The undersigned stockholder of CAPSTONE TURBINE CORPORATION (the “Company”) acknowledges receipt of a copy of the 2015 Annual Report to Stockholders and the Proxy Statement and, revoking any proxy heretofore given, hereby appoints Darren R. Jamison and Clarice Hovsepian, or either of them, with full power of substitution, as proxies and attorneys-in-fact of the undersigned, to attend the 2015 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 21211 Nordhoff Street, Chatsworth, California 91311, on August 27, 2015, at 10:00 A.M. Pacific Time, and any adjournments or postponements thereof, and authorizes each of them to vote all the shares of Common Stock of the Company held of record by the undersigned on July 1, 2015 that the undersigned would be entitled to vote if personally present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, AND FOR EACH OF THE PROPOSALS LISTED IN THE PROXY STATEMENT.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED,WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS
PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, AS DETERMINED IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS
PROPOSAL 3 APPROVAL OF AN AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN
PROPOSAL 4 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2015 Fiscal Year Executive Plan Incentive Opportunity
2016 Fiscal Year Executive Annual Incentive Program Opportunity
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER INFORMATION
  Appendix A
CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CAPSTONE TURBINE CORPORATION
"ARTICLE III.
  Appendix B
AMENDMENT TO THE CAPSTONE TURBINE CORPORATION AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN
RECITALS